Filed Pursuant to Rule 424(b)(5)
Registration No. 333-157818
A filing fee of $33,480, calculated in accordance
with Rule 457(r), has been transmitted to the SEC in
connection with the securities offered from the
registration statement (Reg. No. 333-157818)
by means of this prospectus supplement
Prospectus Supplement
October 27, 2009
(To Prospectus dated October 27, 2009)

$600,000,000

7.375% Notes due 2019

We are offering $600 million aggregate principal amount of 7.375% Notes due 2019 (the “notes”). Interest on the notes will be paid semi-annually in arrears on April 30 and October 30 of each year, beginning on April 30, 2010. The notes will mature on October 30, 2019. We may redeem some or all of the notes at any time and from time to time at our option. The redemption prices are discussed under the heading “Description of Notes — Optional Redemption.”

The notes will be our senior obligations which, together with our obligations under our global line of credit and certain of our other indebtedness, will be secured by a pledge of certain intercompany loans. The notes will be effectively subordinated to any of our debt that is secured by assets, other than the pledged intercompany loans, to the extent of the value of the assets securing such debt. In addition, except to the extent the notes become entitled to the benefits of the sharing agreements described in the accompanying prospectus under “Description of Debt Securities — Security and sharing arrangements,” the notes will be effectively subordinated to the debt and other liabilities, including trade payables, of our subsidiaries.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and those risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

	Per Note	Total

Public offering price(1)	99.728%	$598,368,000
Underwriting discount	0.650%	$3,900,000
Proceeds, before expenses, to ProLogis	99.078%	$594,468,000

(1)	Plus accrued interest, if any, from October 30, 2009, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on October 30, 2009.

Joint Book-Running Managers

BofA Merrill Lynch	Citi	Goldman, Sachs & Co.

Senior Co-Managers

Daiwa Securities America Inc.	RBC Capital Markets	Wells Fargo Securities

Co-Managers

CALYON	Mitsubishi UFJ Securities	Scotia Capital

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date.

References to “we,” “us” and “our” in this prospectus supplement and the accompanying prospectus are to ProLogis and its consolidated subsidiaries, unless the context otherwise requires.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

ProLogis

We are a leading global provider of industrial distribution facilities. We are a Maryland real estate investment trust and have elected to be taxed as a REIT under the Internal Revenue Code. Our world headquarters is located at 4545 Airport Way Denver, Colorado 80239 and our phone number is (303) 567-5000. Our European headquarters is located in the Grand Duchy of Luxembourg with our European customer service headquarters located in Amsterdam, the Netherlands. Our primary office in Asia is located in Tokyo, Japan.

We were formed in 1991, primarily as a long-term owner of industrial distribution space operating in the United States. Over time, our business strategy evolved to include the development of property for contribution to property funds in which we maintain an ownership interest and the management of those property funds and the properties they own. Originally, we sought to differentiate ourselves from our competition by focusing on our corporate customers’ distribution space requirements on a national, regional and local basis and providing customers with consistent levels of service throughout the United States. However, as our customers’ needs expanded to markets outside the United States, so did our portfolio and our management team. Today we are an international real estate company with operations in North America, Europe and Asia. Our business strategy is to integrate international scope and expertise with a strong local presence in our markets, thereby becoming an attractive choice for our targeted customer base, the largest global users of distribution space, while achieving long-term sustainable growth in cash flow.

Recent Developments

The following information for the three and nine months ended September 30, 2009 sets forth preliminary operating and financial condition data. Our results of operations for the three and nine months ended September 30, 2009 are not necessarily indicative of results that may be expected for the full year or any future period.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Operating Data:
In millions, except per share data
Unaudited
Revenues:
Rental Income	$225.1	$225.5	$674.7	$707.2
CDFS disposition proceeds:
Developed and repositioned properties	—	613.4	180.2	3,013.5
Acquired property portfolios	—	107.1	—	270.2
Property management fees and other income	48.8	42.9	118.8	115.5

Total revenues	273.9	988.9	973.7	4,106.4

Expenses:
Rental expenses	69.5	68.5	208.2	219.4
Investment management expenses	10.2	13.5	31.6	38.4
Cost of CDFS dispositions:
Developed and repositioned properties	—	543.1	—	2,465.5
Acquired property portfolios	—	107.1	—	270.2
General and administrative	38.6	46.6	128.3	140.4
Impairment of real estate properties and other assets	46.3	—	130.5	—
Depreciation and other	89.3	78.0	265.0	231.6

Total expenses	253.9	856.8	763.6	3,365.5

Operating income	20.0	132.1	210.1	740.9
Other income (expense):
Earnings from unconsolidated investees, net	11.0	23.1	34.0	48.3
Gains on early extinguishment of debt	12.0	—	173.2	—
Foreign currency exchange gains (losses), net	13.4	(10.1)	34.9	(33.0)
Net gains on dispositions of real estate properties	13.6	1.2	22.4	5.8
Interest, income taxes and other income (expenses), net	(90.1)	(115.1)	(281.1)	(337.8)

Earnings (loss) from continuing operations	$(20.1)	$31.2	$193.5	$424.2
Total discontinued operations	14.8	8.7	232.4	20.5

Consolidated net earnings (loss)	$(5.3)	$39.9	$425.9	$444.7

Net earnings (loss) attributable to common shares	$(11.8)	$32.2	$405.8	$422.0

Net earnings (loss) per share attributable to common shares — Basic:
Continuing operations	$(0.06)	$0.09	$0.46	$1.53
Discontinued operations	0.03	0.03	0.61	0.08

Net earnings (loss) per share attributable to common shares — Basic	$(0.03)	$0.12	$1.07	$1.61

Net earnings (loss) per share attributable to common shares — Diluted:
Continuing operations	$(0.06)	$0.09	$0.45	$1.49
Discontinued operations	0.03	0.03	0.61	0.08

Net earnings (loss) per share attributable to common shares — Diluted	$(0.03)	$0.12	$1.06	$1.57

Recent Developments — Continued

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Weighted average common shares outstanding:
Basic	452.7	263.1	379.4	261.7
Diluted	452.7	266.1	382.6	270.7
FFO(1):
Reconciliation of net earnings (loss) to FFO, including our share of our unconsolidated investees:
Net earnings (loss) attributable to common shares	$(11.8)	$32.2	$405.8	$422.0
Add (deduct) NAREIT defined adjustments:
Real estate related depreciation and amortization	110.6	111.0	326.4	321.9
Gains on dispositions of non-development/ non-CDFS properties	(14.4)	(3.6)	(201.4)	(14.0)

Subtotals — NAREIT defined FFO	84.4	139.6	530.8	729.9

Add (deduct) our defined adjustments:
Foreign currency exchange losses (gains), net	(13.6)	7.4	(57.7)	29.6
Current income tax expense	—	—	—	9.7
Deferred income tax expense (benefit)	(5.4)	10.8	(22.3)	19.7
Unrealized losses (gains) on derivative contracts, net	(0.2)	0.2	(6.2)	5.0

FFO, including significant non-cash items, as we define it(1)	$65.2	$158.0	$444.6	$793.9

Add (deduct) significant non-cash items:
Impairment of real estate properties and other assets	46.3	—	130.5	—
Net gain related to disposed assets — China operations	—	—	(3.3)	—
Gains on early extinguishment of debt	(12.0)	—	(173.2)	—
Our share of certain (gains) losses recognized by the property funds	(5.0)	—	6.4	—

FFO, excluding significant non-cash items, as we define it(1)	$94.5	$158.0	$405.0	$793.9

	As of	As of
	September 30,	December 31,
	2009	2008

Financial Position:
In millions
Unaudited
Real estate owned, excluding land held for development, before depreciation	$12,935.8	$13,242.7
Land held for development	$2,694.9	$2,482.6
Investments in and advances to unconsolidated investees	$2,205.2	$2,270.0
Cash and cash equivalents	$41.5	$174.6
Total assets	$17,446.3	$19,269.1
Total debt	$7,706.1	$10,711.4
Total liabilities	$8,874.5	$12,511.4
Noncontrolling interests	$21.6	$19.8
Total ProLogis shareholders’ equity	$8,550.2	$6,737.9
Number of common shares outstanding	473.2	267.0

(1)	FFO, FFO including significant non-cash items, FFO excluding significant non-cash items (collectively referred to as “FFO”) — FFO is a non-U.S. generally accepted accounting principle (“GAAP”) measure that is commonly used in the real estate industry. The most directly comparable GAAP measure to FFO is net earnings. Although the National Association of Real Estate Investment Trusts (“NAREIT”) has published a definition of FFO, modifications to the NAREIT calculation of FFO are common among REITs, as companies seek to provide financial measures that meaningfully reflect their business. FFO, as we define it, is presented as a supplemental financial measure. We do not use FFO as, nor should it be considered to be, an alternative to net earnings computed under GAAP as an indicator of our operating performance or as an alternative to cash from operating activities computed under GAAP as an indicator of our ability to fund our cash needs.

FFO is not meant to represent a comprehensive system of financial reporting and does not present, nor do we intend it to present, a complete picture of our financial condition and operating performance. We believe net earnings computed under GAAP remains the primary measure of performance and that FFO is only meaningful when it is used in conjunction with net earnings computed under GAAP. Further, we believe our consolidated financial statements, prepared in accordance with GAAP, provide the most meaningful picture of our financial condition and our operating performance.

NAREIT’s FFO measure adjusts net earnings computed under GAAP to exclude historical cost depreciation and gains and losses from the sales of previously depreciated properties. We agree that these two NAREIT adjustments are useful to investors for the following reasons:

(a) historical cost accounting for real estate assets in accordance with GAAP assumes, through depreciation charges, that the value of real estate assets diminishes predictably over time. NAREIT stated in its White Paper on FFO “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” Consequently, NAREIT’s definition of FFO reflects the fact that real estate, as an asset class, generally appreciates over time and depreciation charges required by GAAP do not reflect the underlying economic realities.

(b) REITs were created as a legal form of organization in order to encourage public ownership of real estate as an asset class through investment in firms that were in the business of long-term ownership and management of real estate. The exclusion, in NAREIT’s definition of FFO, of gains and losses from the sales of previously depreciated operating real estate assets allows investors and analysts to readily identify the operating results of the long-term assets that form the core of a REIT’s activity and assists in comparing those operating results between periods. We include the gains and losses from dispositions of land, development properties and, prior to 2009, properties acquired in our CDFS business segment, as well as our proportionate share of the gains and losses from dispositions recognized by the property funds, in our definition of FFO.

At the same time that NAREIT created and defined its FFO concept for the REIT industry, it also recognized that “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.” We believe financial analysts, potential investors and shareholders who review our operating results are best served by a defined FFO measure that includes other adjustments to net earnings computed under GAAP in addition to those included in the NAREIT defined measure of FFO.

Our defined FFO, including significant non-cash items, measure excludes the following items from net earnings computed under GAAP that are not excluded in the NAREIT defined FFO measure:

(i) deferred income tax benefits and deferred income tax expenses recognized by our subsidiaries;

(ii) current income tax expense related to acquired tax liabilities that were recorded as deferred tax liabilities in an acquisition, to the extent the expense is offset with a deferred income tax benefit in GAAP earnings that is excluded from our defined FFO measure;

(iii) certain foreign currency exchange gains and losses resulting from certain debt transactions between us and our foreign consolidated subsidiaries and our foreign unconsolidated investees;

(iv) foreign currency exchange gains and losses from the remeasurement (based on current foreign currency exchange rates) of certain third party debt of our foreign consolidated subsidiaries and our foreign unconsolidated investees; and

(v) mark-to-market adjustments associated with derivative financial instruments utilized to manage foreign currency and interest rate risks.

FFO, including significant non-cash items, of our unconsolidated investees is calculated on the same basis.

In addition, we present FFO excluding significant non-cash items. In order to derive FFO excluding significant non-cash items, we add back certain charges or subtract certain gains that we recognize directly or our share recognized by our unconsolidated investees. The items that we currently excluded were impairment charges, gains from the early extinguishment of debt, gain on the sale of our China operations that were sold in February 2009 and losses on derivative activity in FFO that were settled for cash in previous periods. We believe it is meaningful to remove the effects of significant non-cash items to more appropriately present our results on a comparative basis.

In calculating FFO, the items that we exclude from net earnings computed under GAAP, while not infrequent or unusual, are subject to significant fluctuations from period to period that cause both positive and negative effects on our results of operations, in inconsistent and unpredictable directions. Most importantly, the economics underlying the items that we exclude from net earnings computed under GAAP are not the primary drivers in management’s decision-making process and capital investment decisions. Period to period fluctuations in these items can be driven by accounting for short-term factors that are not relevant to long-term investment decisions, long-term capital structures or long-term tax planning and tax structuring decisions. Accordingly, we believe investors are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in planning and executing our business strategy.

Real estate is a capital-intensive business. Investors’ analyses of the performance of real estate companies tend to be centered on understanding the asset value created by real estate investment decisions and understanding current operating returns that are being generated by those same investment decisions. The adjustments to net earnings computed under GAAP that are included in arriving at our FFO measures are helpful to management in making real estate investment decisions and evaluating our current operating performance. We believe these adjustments are also helpful to industry analysts, potential investors and shareholders in their understanding and evaluation of our performance on the key measures of net asset value and current operating returns generated on real estate investments.

While we believe our defined FFO measures are important supplemental measures, neither NAREIT’s nor our measure of FFO should be used alone because they exclude significant economic components of net earnings computed under GAAP and are, therefore, limited as an analytical tool. Some of these limitations are:

•	The current income tax expenses that are excluded from our defined FFO measures represent the taxes that will be payable.

•	Depreciation and amortization of real estate assets are economic costs that are excluded from FFO. FFO is limited, as it does not reflect the cash requirements that may be necessary for future replacements of the real estate assets. Further, the amortization of capital expenditures and leasing costs necessary to maintain the operating performance of industrial properties are not reflected in FFO.

•	Gains or losses from property dispositions represent changes in the value of the disposed properties. By excluding these gains and losses, FFO does not capture realized changes in the value of disposed properties arising from changes in market conditions.

•	The deferred income tax benefits and expenses that are excluded from our defined FFO measures result from the creation of a deferred income tax asset or liability that may have to be settled at some future point. Our defined FFO measures do not currently reflect any income or expense that may result from such settlement.

•	The foreign currency exchange gains and losses that are excluded from our defined FFO measures are generally recognized based on movements in foreign currency exchange rates through a specific point in time. The ultimate settlement of our foreign currency-denominated net assets is indefinite as to timing and amount. Our FFO measures are limited in that they do not reflect the current period changes in these net assets that result from periodic foreign currency exchange rate movements.

•	The non-cash impairment charges that we exclude from our FFO, excluding significant non-cash items, measure may be realized in the future upon the ultimate disposition of the related real estate properties or other assets.

We compensate for these limitations by using the FFO measures only in conjunction with net earnings computed under GAAP. To further compensate, we reconcile our defined FFO measures to net earnings computed under GAAP in our financial reports. Additionally, we provide investors with (i) our complete financial statements prepared under GAAP; (ii) our definition of FFO, which includes a discussion of the limitations of using our non-GAAP measure; and (iii) a reconciliation of our GAAP measure (net earnings) to our non-GAAP measure (FFO, as we define it), so that investors can appropriately incorporate this measure and its limitations into their analyses.

Consent Solicitations and Ninth Supplemental Indenture

In September and October of 2009, we successfully solicited consents (the “Solicitation”) of record holders of $2.96 billion outstanding principal amount of our debt securities (the “Securities”) to amend certain covenants and events of default contained in the Indenture (as described on page S-15 under “Description of Notes — General”) governing the Securities and to provide that all series of the Securities and future debt securities issued under the Indenture, including the notes offered hereby, will have the same restrictive covenants and events of default.

In order to give effect to these amendments, on October 1, 2009, we executed and delivered the Ninth Supplemental Indenture between us and U.S. Bank National Association, as trustee under the Indenture governing the Securities. Please refer to our Current Report on Form 8-K filed with the SEC on October 2, 2009, which is incorporated by reference in this prospectus supplement for a description of the amendments effected by the Ninth Supplemental Indenture and for a copy of the Ninth Supplemental Indenture, which is filed as an exhibit to that Form 8-K.

Please also refer to the sections “Description of Debt Securities — Covenants” and “Description of Debt Securities — Events of default, notice and waiver” of the accompanying prospectus and “Description of Notes — Covenants” in this prospectus supplement for a description of the restrictive covenants and events of default applicable to the notes offered hereby and the other series of Securities issued under the Indenture.

The Offering

The following summary of the offering is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement under the heading “Description of Notes” and in the accompanying prospectus under the heading “Description of Debt Securities.” For purposes of this section entitled “— The Offering” and the “Description of Notes,” references to “we,” “us,” and “our” refer only to ProLogis and not to its subsidiaries.

Securities Offered	$600 million principal amount of 7.375% notes due 2019.

Maturity Date	October 30, 2019, unless earlier redeemed.

Interest	7.375% per year. Interest will be payable semiannually in arrears in cash on April 30 and October 30 of each year, beginning April 30, 2010.

Optional Redemption	The notes will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

• 100% of the principal amount of the notes to be redeemed; or

• the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 50 basis points.

In each case we will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption. See “Description of Notes — Optional Redemption” in this prospectus supplement.

Ranking	The notes will be our senior obligations which, together with our obligations under our global line of credit and certain of our other indebtedness, will be secured by a pledge of certain intercompany loans. The notes will be effectively subordinated to any of our debt that is secured by assets, other than the pledged intercompany loans, to the extent of the value of the assets securing such debt. In addition, except to the extent the notes are entitled to the benefits of the sharing agreements described in the accompanying prospectus under “Description of Debt Securities — Security and sharing arrangements,” the notes will be effectively subordinated to the debt and other liabilities, including trade payables, of our subsidiaries. See “Risk Factors — The notes are effectively subordinated to our debt that is secured by assets, other than intercompany loans that are pledged to secure the notes, and to the liabilities of our subsidiaries” in this prospectus supplement.

Use of Proceeds	The net proceeds from the sale of the notes are estimated to be approximately $593.5 million after deducting the underwriters’ discount and estimated offering expenses.

We intend to use the net proceeds from the sale of the notes for the repayment of borrowings under our global line of credit and for general corporate purposes, which may include the repayment or repurchase of other indebtedness.

Risk Factors	You should read carefully the “Risk Factors” beginning on page S-9 of this prospectus supplement, together with those included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, for certain considerations relevant to an investment in the notes.

Trading	The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, may not be maintained.

We have not applied and do not intend to apply for the listing of the notes on any securities exchange or for quotation on any automated dealer quotation system.

RISK FACTORS

Before you decide to invest in the notes, you should consider the factors set forth below as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, each of which is incorporated by reference into the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

A public trading market for the notes may not develop.

We have not applied and do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. As a result, a market for the notes may not develop or, if one does develop, it may not be sustained. If an active market for the notes fails to develop or cannot be sustained, the trading price and liquidity of the notes could be adversely affected.

The market price of the notes may be volatile.

The market price of the notes will depend on many factors that may vary over time and some of which are beyond our control, including:

•	our financial performance;

•	the amount of indebtedness we and our subsidiaries have outstanding;

•	market interest rates;

•	the market for similar securities;

•	competition;

•	the size and liquidity of the market for the notes; and

•	general economic conditions.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Ratings of notes may not reflect all risks of an investment in the notes.

We expect that the notes will be rated by at least one nationally recognized statistical rating organization. The ratings of the notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold the notes. These ratings do not correspond to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. As a result, the ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes.

The notes restrict, but do not eliminate, our ability to incur additional debt or prohibit us from taking other action that could negatively impact holders of the notes.

We are restricted from incurring additional indebtedness under the terms of the notes and the Indenture governing the notes. However, these limitations are subject to numerous exceptions. See “Description of Notes — Covenants — Limitations on Incurrence of Debt” in this prospectus supplement and “Description of Debt Securities — Covenants — Limitations on incurrence of debt” in the accompanying prospectus. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the Indenture and the notes, including repurchasing indebtedness or common or preferred shares or paying dividends, could have the effect of diminishing our ability to make payments on the notes when due. Additionally, except as set forth under “Description of Notes — Covenants — Limitations on Incurrence of Debt” in this prospectus supplement and “Description of Debt Securities — Covenants — Limitations on incurrence of debt” in the accompanying prospectus, the Indenture does not contain any provisions applicable to these notes that would limit our ability to incur indebtedness or that would afford holders of the notes protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

The notes are effectively subordinated to our debt that is secured by assets, other than the intercompany loans that are pledged to secure the notes, and to the liabilities of our subsidiaries.

Pursuant to various pledge agreements, we and certain of our subsidiaries have pledged specified intercompany indebtedness to Bank of America, N.A., as collateral agent, for the benefit of the “Credit Parties” under and as defined in the Security Agency Agreement. We refer to the Amended and Restated Security Agency Agreement dated as of October 6, 2005 among us, the collateral agent, Bank of America, N.A., as global administrative agent under our Global Senior Credit Agreement (the “Global Credit Agreement”), and various other creditors of ours, as amended by Amendment and Supplement No. 1 dated as of August 21, 2009, as the “Security Agency Agreement.” The Credit Parties under the Security Agency Agreement are the holders of our senior debt, including debt arising under certain guarantees, that we have designated as “Designated Senior Debt,” including (i) all obligations arising under the Global Credit Agreement among us, various of our affiliates and various lenders and agents, (ii) certain of our hedging obligations, (iii) certain other senior debt specified in the Security Agency Agreement and (iv) any other senior debt designated from time to time by us as “Designated Senior Debt” in accordance with the Security Agency Agreement. The notes are included within the definition of “Designated Senior Debt” and, unless we revoke the designation of the notes as “Designated Senior Debt” as described below, holders of the notes are entitled to a pro rata share of the proceeds of the collateral granted under the various pledge agreements.

The notes will be effectively subordinated to any of our debt that is secured by assets, other than the pledged intercompany loans, to the extent of the value of the assets securing such debt. In addition, except to the extent that the notes become entitled to the benefits of the sharing arrangements described below, the notes will be effectively subordinated to the debt and other liabilities, including trade payables, of our subsidiaries. As of September 30, 2009, on a pro forma basis, after giving effect to this offering of notes and the application of the proceeds from this offering, the notes offered hereby would have ranked:

•	equally with approximately $7.0 billion of our debt secured equally and ratably by the pledged intercompany loans, which amount includes our guarantee of approximately $612 million of debt of our subsidiaries;

•	effectively subordinated to approximately $199 million of our debt that is secured by assets, other than the pledged intercompany loans, to the extent of the value of the assets securing such secured debt; and

•	effectively subordinated to approximately $1.4 billion of debt of our subsidiaries, which includes the approximately $612 million of debt of our subsidiaries that we have guaranteed and is subject to the sharing arrangements described below.

To the extent the notes become entitled to the benefits of the sharing arrangements described below, the notes will be entitled to share ratably in any recoveries received by the holders of the $612 million of subsidiary debt subject to such arrangements, so as to effectively eliminate or mitigate the consequence of any structural subordination of the notes that might otherwise exist.

The Security Agency Agreement also provides that, upon the occurrence of a triggering event (which includes bankruptcy or insolvency events of us or any other borrower under the Global Credit Agreement, the acceleration of indebtedness under the Global Credit Agreement or any other indebtedness in excess of $50 million and similar events), the Credit Parties will, subject to certain exceptions and limitations (including, in the case of the holders of the notes, the requirements set forth in the following paragraph), share payments and other recoveries received from us and our subsidiaries to be applied to Designated Senior Debt in a manner such that all Credit Parties receive payment of substantially the same percentage of their respective credit obligations. The sharing arrangements are intended to eliminate or mitigate structural subordination issues that otherwise might entitle some Credit Parties (such as Credit Parties that lend directly to one of our subsidiaries or that have the benefit of guarantees from one or more of our subsidiaries) to recover a higher percentage of their Designated Senior Debt than other Credit Parties that do not have the benefit of such arrangements.

The trustee (or another representative of the holders of the notes issued under the Indenture) must take certain actions in order for the holders of the notes to participate in the sharing arrangements described in the preceding paragraph. If a triggering event occurs under the Security Agency Agreement, then the collateral agent is required to give notice of such event to the trustee (or such other representative) within 45 days. As promptly as practicable, but in any event within 90 days after receiving any notice from the collateral agent with respect to the occurrence of a triggering event, the trustee will (x) forward such notice to holders of the notes, (y) execute and deliver, on behalf of the holders, an acknowledgment entitling the holders to participate in the sharing arrangements described in the preceding paragraph and (z) take such further actions as a majority of the holders (voting as a single class) may request with respect thereto and with respect to any rights such holders or the trustee may have under the Security Agency Agreement; provided that, in the case of this clause (z), such holders shall have offered the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Upon delivery of such acknowledgment by the trustee, the holders of the notes will be entitled to participate in the sharing arrangements described above. Not later than 120 days after its receipt of such notice, the trustee (or such other representative) must deliver to the collateral agent an acknowledgement pursuant to which it would agree (i) to be subject to the obligations applicable to all Credit Parties under the Security Agency Agreement (including obligations to indemnify the collateral agent) and (ii) to turn over to the collateral agent, for sharing in accordance with the Security Agency Agreement, any payment received directly from us or any of our affiliates that should have been paid to the collateral agent as provided in the Security Agency Agreement. The trustee (or such other representative) likely would require reasonable indemnity or security against the costs, expenses and liabilities that it might incur in connection with its becoming a party to, and acting on behalf of the holders of the notes in connection with, the Security Agency Agreement.

We and other parties have the right to take actions under various provisions of the Security Agency Agreement that could affect the rights of the holders of the notes with respect to, or the value of, the security and sharing arrangements described above, including the following:

(1) We may designate other senior debt of ours as “Designated Senior Debt,” thereby increasing the amount of debt that has the benefit of the security sharing arrangements.

(2) We may revoke our designation of the notes or all or one or more series of the debt securities issued under the indenture governing the notes as Designated Senior Debt effective not less than 90 days after disclosing such revocation (in a footnote or otherwise) in a Form 10-Q or Form 10-K filed with the SEC. If we revoked our designation of the notes as Designated Senior Debt, the holders of the notes would cease to be Credit Parties under the Security Agency Agreement and would no longer be entitled to any benefit from the security and sharing arrangements contemplated by the Security Agency Agreement and the related pledge agreements.

(3) Notwithstanding the foregoing clause (2), we may agree that we will not, at any time prior to a specified date, revoke the Designated Senior Debt status from the notes or all or one or more series of debt securities issued under the indenture governing the notes (or certain other senior debt) until a particular future date.

(4) Subject to certain limitations, we may specify which Credit Parties are entitled to vote on issues arising under the Security Agency Agreement (and all holders of notes are non-voting Credit Parties).

(5) A majority of the voting Credit Parties under the Security Agency Agreement may instruct the collateral agent to release some or all of the collateral held pursuant to the Security Agency Agreement.

(6) The collateral agent or a majority of the voting Credit Parties may, under certain circumstances, defer payments to Credit Parties pursuant to the sharing arrangements either (a) generally for various reasons or (b) specifically with respect to certain holders of Designated Senior Debt (which could include the holders of the notes) if the majority voting Credit Parties determine that such holders might receive more than their pro rata share of payments and other recoveries pursuant to the Security Agency Agreement.

(7) We may grant additional collateral (“Specified Collateral”) to the holders of some, but not all, of the Designated Senior Debt (“Specified DS Debt”) and exclude the proceeds of such collateral from the sharing arrangements with other holders of Designated Senior Debt; provided that no property that is pledged pursuant to the pledge agreements described above may become Specified Collateral. No proceeds from Specified Collateral received by any holder of Specified DS Debt would be deducted or otherwise taken into consideration when calculating the amount of proceeds to be allocated among all Credit Parties pursuant to the sharing arrangements under the Security Agency Agreement. Accordingly, the holders of any Specified DS Debt would receive a higher percentage (but not more than 100%) recovery on their Designated Senior Debt than other Credit Parties.

(8) We, the collateral agent and a majority of the voting Credit Parties may amend the Security Agency Agreement without notice to or consent of the holders of the notes, even if such amendment were adverse to the interests of the holders of the notes.

The Security Agency Agreement provides that whenever the majority voting Credit Parties have the right to make decisions under the Security Agency Agreement, including decisions with respect to pledged collateral or how and when recoveries are shared, such decisions will be made in their sole and complete discretion. The Security Agency Agreement states that the voting Credit Parties have no obligation or duty (including implied obligations of reasonableness, good faith or fair dealing) to, and have no obligation or duty to take into consideration the interests of, the holders of the notes when taking any action or making any determination contemplated by the Security Agency Agreement. By accepting the benefits of the Security Agency Agreement, each holder of notes expressly waives and disclaims any claim or cause of action based upon any vote, decision or determination (including the giving or withholding of consent) made by the majority voting Credit Parties in accordance with the terms of the Security Agency Agreement. Bank of America, N.A., which is the collateral agent under the Security Agency Agreement and under the various pledge agreements, is also a voting Credit Party under the Security Agency Agreement and its interests in such capacity may conflict with the interests of the holders of the notes.

Notwithstanding any benefit to which a holder of notes may become entitled pursuant to the security and sharing arrangements referred to above, the notes will be effectively subordinated to: (1) our indebtedness that is secured by collateral other than the intercompany loans referred to above, to the extent of the value of such collateral, and (2) liabilities of our subsidiaries that are not subject to, or are owing to creditors not parties to, the sharing arrangements.

USE OF PROCEEDS

The net proceeds from the sale of the notes are expected to be approximately $593.5 million, after deducting underwriting discounts and estimated offering expenses. We will use the net proceeds from the sale of the notes to repay borrowings under our global line of credit and for general corporate purposes, which may include the repayment or repurchase of other indebtedness.

As of September 30, 2009, we had a total commitment of $3.8 billion under our global line of credit. As of September 30, 2009, this commitment was reduced by $103.8 million representing letters of credit outstanding with the lending banks. We had approximately $823.8 million outstanding and an available balance of approximately $2.9 billion at September 30, 2009. Amounts repaid under the global line of credit may be reborrowed and we expect to make additional borrowings under the global line of credit following this offering for the development of industrial distribution properties, for the repayment or repurchase of outstanding indebtedness and for general corporate purposes. Affiliates of certain of the underwriters participating in this offering are lenders under the global line of credit and therefore will receive proceeds from the offering to the extent that proceeds are used to repay borrowings under our global line of credit. Based on our current public debt ratings, interest on borrowings under the global line of credit accrues at a variable rate based upon the interbank offered rate in each respective jurisdiction which the borrowings are outstanding plus a margin (resulting in a weighted average interest rate of 2.27% for borrowings outstanding at September 30, 2009 using local currency rates). The global line of credit is scheduled to mature on August 21, 2012.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. For this purpose, “earnings” consist of earnings from continuing operations, excluding income taxes, non-controlling interest share in earnings and fixed charges, other than capitalized interest, and “fixed charges” consist of interest on borrowed funds, including amounts that have been capitalized, and amortization of capitalized debt issuance costs, debt premiums and debt discounts.

Six Months Ended June 30,		Year Ended December 31,
2009	2008(a)	2008(a)(b)	2007(a)	2006	2005	2004

1.8x	2.3x	0.4x	2.8x	2.7x	2.1x	2.2x

(a)	These periods have been restated to reflect the retroactive adoption of FSP APB 14-1, also known as ASC 470-20, for interest expense related to our convertible debt.

(b)	The loss from continuing operations for 2008 includes impairment charges of $901.8 million. Due to these impairment charges, our fixed charges exceed our earnings as adjusted by $339.3 million.

CAPITALIZATION

The following table sets forth our actual consolidated cash and cash equivalents and capitalization as of September 30, 2009 and as adjusted to give effect to this offering and the application of the estimated net proceeds therefrom as set forth under “Use of Proceeds” in this prospectus supplement.

	As of September 30, 2009
	Actual	As Adjusted
	(In thousands, except
	per share amounts)

Cash and cash equivalents	$41,542	$41,542

Debt:
Global line of credit	$823,781	$230,313
Senior Notes offered hereby	—	598,368
Senior and other notes	3,698,544	3,698,544
Convertible senior notes	2,167,546	2,167,546
Secured debt and assessment bonds	1,016,234	1,016,234

Total debt	7,706,105	7,711,005

Equity:
ProLogis shareholders’ equity:
Series C Preferred Shares at stated liquidation preference of $50.00 per share	100,000	100,000
Series F Preferred Shares at stated liquidation preference of $25.00 per share	125,000	125,000
Series G Preferred Shares at stated liquidation preference of $25.00 per share	125,000	125,000
Common Shares at $0.01 par value per share	4,732	4,732
Additional paid-in capital	8,524,988	8,524,988
Accumulated other comprehensive income	125,594	125,594
Distributions in excess of net earnings	(455,109)	(455,109)

Total ProLogis shareholders’ equity	8,550,205	8,550,205
Noncontrolling interests	21,608	21,608

Total equity	8,571,813	8,571,813

Total capitalization	$16,277,918	$16,282,818

DESCRIPTION OF NOTES

The following description of the terms of the notes, which are referred to in the accompanying prospectus as the “debt securities,” supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is hereby made. As used in this section, “Description of Notes,” the terms “we,” “ours” and “us” refer to ProLogis and not to any of its subsidiaries.

General

The notes constitute a separate series of debt securities to be issued pursuant to an Indenture, dated as of March 1, 1995 (the “Original Indenture”), between us and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company), as trustee. The Indenture has been supplemented by a First Supplemental Indenture, dated February 9, 2005, a Second Supplemental Indenture, dated November 2, 2005, a Third Supplemental Indenture, dated November 2, 2005, a Fourth Supplemental Indenture, dated March 26, 2007, a Fifth Supplemental Indenture, dated November 8, 2007, a Sixth Supplemental Indenture, dated May 7, 2008, a Seventh Supplemental Indenture, dated May 7, 2008, an Eighth Supplemental Indenture, dated August 14, 2009, and a Ninth Supplemental Indenture, dated October, 1, 2009. We collectively refer to the Original Indenture as amended and supplemented as the “Indenture.” The terms of the notes include those provisions contained in the Indenture, portions of which are described in the accompanying prospectus, and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The notes are subject to all of these terms, and holders of notes are referred to the Indenture and the Trust Indenture Act for a statement of those terms. As of September 30, 2009, we had $5.7 billion aggregate principal amount of debt securities outstanding under the Indenture.

Capitalized terms used but not defined under the caption “Description of Notes” have the meaning given to them in the Original Indenture.

As described in the accompanying prospectus in the section entitled “Description of Debt Securities — Security and sharing arrangements,” pursuant to various pledge agreements, we and certain of our subsidiaries have pledged specified intercompany loans to Bank of America, N.A., as collateral agent, for the benefit of the Credit Parties under the Security Agency Agreement. The Credit Parties under the Security Agency Agreement include the holders of specified credit obligations of ours, including (i) all obligations arising under the Global Credit Agreement among us, various of our affiliates and various lenders and agents, (ii) certain of our hedging obligations, (iii) certain other senior debt specified in the Security Agency Agreement and (iv) any other senior debt designated from time to time by us as “Designated Senior Debt” in accordance with the Security Agency Agreement. The notes are included within the definition of “Designated Senior Debt” and, unless we revoke the designation of the notes as “Designated Senior Debt” as described below, holders of the notes are entitled to a pro rata share of the proceeds of the collateral granted under the various pledge agreements. The notes will be effectively subordinated to any of our debt that is secured by assets, other than the pledged intercompany loans, to the extent of the value of the assets securing such debt. In addition, except to the extent that the notes become entitled to the benefits of the sharing arrangements described below, the notes will be effectively subordinated to the debt and other liabilities, including trade payables, of our subsidiaries. See “Risk Factors — The notes are effectively subordinated to our debt that is secured by assets, other than the intercompany loans that are pledged to secure the notes, and to the liabilities of our subsidiaries.”

The notes will be limited initially to $600 million aggregate principal amount. We may in the future, without the consent of holders, issue additional notes on the same terms and conditions and with the same CUSIP number as the notes being offered hereby. The notes and any additional notes subsequently issued under the Indenture would be treated as a single series for all purposes under the Indenture, including without limitation, waivers, amendments, redemptions and offers to purchase.

The Indenture permits us to issue different series of debt securities from time to time. The notes we are offering will be a single, distinct series of debt securities. The specific terms of each other series may differ from those of the notes. The Indenture does not limit the aggregate amount of debt securities that may be issued under the Indenture, nor does it limit the number of other series or the aggregate amount of any particular series. When we refer to a “series of debt securities,” we mean a series of debt securities, such as the series of notes we are offering by means of this prospectus supplement and the accompanying prospectus, issued under the Indenture. When we refer to “the notes” or “these notes,” we mean the series of notes we are offering by means of this prospectus supplement and accompanying prospectus.

Reference is made to the sections entitled “Description of Notes — Covenants” in this prospectus supplement and “Description of Debt Securities — Covenants” in the accompanying prospectus for a description of the covenants applicable to the notes. The defeasance and covenant defeasance provisions of the Indenture described under “Description of Debt Securities — Discharge, defeasance and covenant defeasance” in the accompanying prospectus will apply to the notes. Each of the covenants in this prospectus supplement under the caption “Description of Notes — Covenants” and the accompanying prospectus under the caption “Description of Debt Securities — Covenants” will be subject to defeasance. Except as set forth below in this prospectus supplement under the caption “Description of Notes — Covenants,” the Indenture does not contain any provisions applicable to the notes that would limit our ability to incur indebtedness or that would afford holders of the notes protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control.

The notes will be issued only in fully registered form in minimum denominations of $1,000 and integral multiples of $1,000.

Principal and Interest

The notes will bear interest at the rate of 7.375% per year and will mature on October 30, 2019. Interest on the notes will accrue from October 30, 2009 and will be payable semi-annually in arrears on April 30 and October 30 of each year, commencing on April 30, 2010 (each such date being an “interest payment date”), to the persons in whose names the notes are registered in the security register on the preceding April 15 or October 15, whether or not a business day, as the case may be (each such date being a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date or the maturity date falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after the interest payment date or the maturity date, as the case may be, until the next business day. A business day means any day, other than a Saturday or Sunday, or legal holidays on which banks in The City of New York or The City of Boston are not required or authorized by law or executive order to be closed.

Optional Redemption

The notes will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 50 basis points.

In each case we will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, Citigroup Global Markets Inc. and Goldman, Sachs & Co., and their successors, and two other firms that are primary U.S. Government securities dealers (each a “Primary Treasury Dealer”) which we specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date.

If less than all of the notes within a series are to be redeemed at our option, we will notify the trustee under the Indenture at least 45 days prior to the redemption date, or any shorter period as may be satisfactory to the trustee, of the aggregate principal amount of the notes of such series to be redeemed and the redemption date. The trustee will select, in the manner as it deems fair and appropriate, the notes to be redeemed. Notes may be redeemed in part in the minimum authorized denomination for notes or in any integral multiple of such amount.

Covenants

This section describes covenants we make in the Indenture, as modified and amended through the Ninth Supplemental Indenture, for the benefit of the holders of the notes and the other debt securities. The covenants described below apply to the notes, all of our other outstanding debt securities (other than our convertible debt securities) and to future issuances of debt securities, unless the Indenture is further modified or supplemented.

Limitations on Incurrence of Debt

We will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds of the additional Debt, the aggregate principal amount of all our outstanding Debt and that of our Subsidiaries on a consolidated basis as determined in accordance with GAAP is greater than 60% of the sum of (without duplication):

(1) our Total Assets as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Exchange Act, with the trustee) prior to the incurrence of such additional Debt; and

(2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

Additionally, we will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:

(1) such Debt and any other Debt incurred by us and our Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period;

(2) the repayment or retirement of any other Debt by us and our Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period);

(3) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

(4) in the case of any acquisition or disposition by us or our Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

No Subsidiary may incur any Unsecured Debt; provided, however, that we or a Subsidiary may acquire an entity that becomes a Subsidiary that has Unsecured Debt if the incurrence of such Debt (including any guarantees of such Debt assumed by us or any Subsidiary) was not intended to evade the foregoing restrictions and the incurrence of such Debt (including any guarantees of such Debt assumed by us or any Subsidiary) would otherwise be permitted under the Indenture.

We and our Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt and Pari Passu Debt of us and our Subsidiaries on a consolidated basis.

In addition to the foregoing limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt for borrowed money secured by any mortgage, lien, charge, pledge, encumbrance or security interest upon any of our property or the property of any Subsidiary, whether owned at the date hereof or hereafter acquired (other than Pari Passu Debt), if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all of our outstanding Debt and the outstanding Debt of our Subsidiaries on a consolidated basis for borrowed money which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on our property or the property of any Subsidiary (excluding any Pari Passu Debt) is greater than 40% of the sum of (without duplication):

(1) our Total Assets as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and

(2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

For purposes of the covenants described under this “— Limitations on Incurrence of Debt,” Debt shall be deemed to be “incurred” by us or a Subsidiary whenever we or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

Nothing in the above covenants shall prevent: (i) the incurrence by us or any Subsidiary of Debt between or among us, any Subsidiary or any Equity Investee or (ii) us or any Subsidiary from incurring Refinancing Debt.

For purposes of the foregoing covenants the following definitions apply:

“Acquired Debt” means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Annual Service Charge” as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, our or our subsidiaries’ Debt and the amount of dividends which are payable in respect of any Disqualified Stock.

“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of us and our Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication):

(A) interest on Debt of us and our Subsidiaries,

(B) provision for taxes of us and our Subsidiaries based on income,

(C) amortization of debt discount,

(D) provisions for unrealized gains and losses, depreciation and amortization, and the effect of any other non-cash items,

(E) extraordinary, non-recurring and other unusual items (including, without limitation, any costs and fees incurred in connection with any debt financing or amendments thereto, any acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed)),

(F) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period,

(G) amortization of deferred charges, and

(H) any of the items described in clauses (D) and (E) above that were included in Earnings From Operations on account of an Equity Investee.

“Debt” of us or any Subsidiary means any indebtedness of us or any Subsidiary, excluding any accrued expense or trade payable, whether or not contingent, in respect of

(1) borrowed money evidenced by bonds, notes, debentures or similar instruments,

(2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any Subsidiary,

(3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, or all conditional sale obligations or obligations under any title retention agreement,

(4) the principal amount of all obligations of us or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or

(5) any lease of property by us or any Subsidiary as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with GAAP and to the extent, in the case of items of indebtedness under (1) through (3) above, that any such items (other than letters of credit) would appear as a liability on our Consolidated Balance Sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by us or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than us or any Subsidiary).

“Disqualified Stock” means, with respect to any person, any capital stock of such person which by the terms of such capital stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the stated maturity of a series of debt securities.

“Earnings from Operations” for any period means net earnings excluding gains and losses on sales of investments, net, as reflected in the financial statements of us and our Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Encumbrance” means any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any Subsidiary securing indebtedness for borrowed money, other than a Permitted Encumbrance.

“Equity Investee” means any Person in which we or any Subsidiary hold an ownership interest that is accounted for by us or a Subsidiary under the equity method of accounting.

“GAAP” means generally accepted accounting principles as used in the United States applied on a consistent basis as in effect from time to time; provided, that solely for purposes of calculating these financial covenants, “GAAP” means generally accepted accounting principles as used in the United States on August 14, 2009 consistently applied.

“Pari Passu Debt” means (i) any Debt of us or a Subsidiary that is secured only by Encumbrances that also secure the debt securities issued under the Indenture on an equal and ratable basis and (ii) any series of debt securities issued under the Indenture that is secured only by Encumbrances that also secure all other series of debt securities issued under the Indenture on an equal and ratable basis.

“Permitted Encumbrances” means leases, Encumbrances securing taxes, assessments and similar charges, mechanics liens and other similar Encumbrances.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Refinancing Debt” means Debt issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Debt (including the principal amount, accrued interest and premium, if any, of such Debt plus any fees and expenses incurred in connection with such refinancing); provided that (a) if such new Debt, or the proceeds of such new Debt, are used to refinance or refund Debt that is subordinated in right of payment to the notes, such new Debt shall only be permitted if it is expressly made subordinate in right of payment to the notes at least to the extent that the Debt to be refinanced is subordinated to the notes and (b) such new Debt does not mature prior to the stated maturity of the Debt to be refinanced or refunded, and the weighted average life of such new Debt is at least equal to the remaining weighted average life of the Debt to be refinanced or refunded.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) in the case of a partnership or any other entity other than a corporation, the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

“Total Assets” means, as of any date, the sum of (i) Undepreciated Real Estate Assets and (ii) all of our and our Subsidiaries’ other assets, but excluding accounts receivable and intangibles, determined in accordance with GAAP.

“Total Unencumbered Assets” means the sum of our and our Subsidiaries’ Undepreciated Real Estate Assets and the value determined in accordance with GAAP of all our and our Subsidiaries’ other assets, other than accounts receivable and intangibles, in each case not subject to an Encumbrance.

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of us and our Subsidiaries on such date, before depreciation, amortization and impairment charges determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means Debt of the types described in clauses (1), (3) and (4) of the definition thereof which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties of us or any Subsidiary.

Book-Entry Procedures

DTC.  The Depository Trust Company, New York, New York (“DTC”), will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co., which is DTC’s nominee. One fully-registered global note will be issued with respect to the notes. See “Description of Debt Securities — Global securities” in the accompanying prospectus for a description of DTC’s procedures with respect to global notes.

Redemption notices will be sent to DTC. If less than all of the notes within a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the series to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date, which are identified in a listing attached to the omnibus proxy.

We may, at any time, decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates representing the notes will be printed and delivered.

Beneficial interests in the Global Securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Securities through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.

Clearstream.  Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear.  Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading. Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants. When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the

Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Same-Day Settlement and Payment

Settlement for the notes will be made by the purchasers in immediately available funds. All payments of principal and interest will be made by us in immediately available funds or the equivalent, so long as DTC continues to make its Same-Day Funds Settlement System available to us.

UNDERWRITING

We are offering the notes described in this prospectus supplement through a number of underwriters. Banc of America Securities LLC, Citigroup Global Markets Inc. and Goldman, Sachs & Co. are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of notes listed next to its name in the following table:

Principal Amount
Underwriter	of Notes

Goldman, Sachs & Co.	$150,000,000
Banc of America Securities LLC	120,000,000
Citigroup Global Markets Inc.	120,000,000
Daiwa Securities America Inc.	46,000,000
RBC Capital Markets Corporation	46,000,000
Wells Fargo Securities, LLC	46,000,000
Calyon Securities (USA) Inc.	24,000,000
Mitsubishi UFJ Securities (USA), Inc.	24,000,000
Scotia Capital (USA) Inc.	24,000,000

Total	$600,000,000

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the notes if they buy any of them. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

The underwriters have advised us that they propose initially to offer the notes to the public for cash at the public offering prices set forth on the cover of this prospectus supplement, and may offer the notes to certain dealers at such price less concessions not in excess of 0.400% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the notes to certain other dealers. After the public offering of the notes, the public offering price and other selling terms may be changed. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $1.0 million.

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933. The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Any of these activities, as well as other purchases by the underwriters for their own accounts, may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than EUR 43,000,000 and (3) an annual net turnover of more than EUR 50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of any such offer; or

(d) in any other circumstances that do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Affiliates of certain of the underwriters are lenders under our global line of credit, and therefore will receive proceeds from the offering to the extent that the proceeds are used to repay borrowings under our global line of credit. Additionally, an affiliate of Banc of America Securities LLC is the global administrative agent under our Global Credit Agreement and is the collateral agent under the Security Agency Agreement. The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking (including acting as a lender under our global line of credit) and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their business, the underwriters and their affiliates may actively trade or hold the securities or our loans for their own accounts or for the accounts of customers and, accordingly, may at any time hold long or short positions in these securities or loans. In addition, from time to time, as a result of market making activities, the underwriters may own debt securities issued by us or our affiliates. In addition, Citigroup Global Markets Inc. and its affiliates own a 63% equity interest in and are lenders to North American Industrial Fund II, a joint venture property fund sponsored by Prologis.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Mayer Brown LLP, Chicago, Illinois. The underwriters have been represented by Shearman & Sterling LLP, New York, New York.

DEBT SECURITIES
PREFERRED SHARES
COMMON SHARES

We may offer and sell from time to time debt securities, common shares of beneficial interest, preferred shares of beneficial interest and rights to purchase common shares of beneficial interest covered by this prospectus independently, or together in any combination that may include other securities set forth in an accompanying prospectus supplement, in one or more offerings, for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. Our outstanding common shares, Series F cumulative redeemable preferred shares of beneficial interest and Series G cumulative redeemable preferred shares of beneficial interest, are listed on the New York Stock Exchange under the symbols “PLD,” “PLD-PRF” and “PLD-PRG,” respectively. This prospectus provides you with a general description of the securities we may offer.

We may sell securities to or through underwriters, dealers or agents. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sale of those securities.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Investment in any securities offered by this prospectus involves risk. See “Risk Factors” on page 1 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the securities and exchange commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 27, 2009.

i

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (which we refer to in this prospectus as the SEC) utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of our securities, as described in this prospectus, from time to time and in one or more offerings. This prospectus provides you with a general description of the securities we may offer. When we sell securities, we may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement and any free writing prospectus prepared by or on behalf of us together with additional information described below under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (which we refer to herein as the Exchange Act) and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. This material can also be obtained from the SEC’s worldwide web site at http://www.sec.gov., and all such reports, proxy statements and other information filed by us with the New York Stock Exchange may be inspected at the New York Stock Exchange’s offices at 20 Broad Street, New York, New York 10005. You can also obtain information about us at our web site, www.prologis.com. Information available on or through our web site is not intended to constitute part of the prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 (which we refer to herein as the Securities Act) with respect to our securities being offered. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information, your attention is directed to the registration statement. Statements made in this prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each case are qualified in all respects by reference to the copy of such document filed with the SEC.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below:

(a)	Our annual report on Form 10-K for the year ended December 31, 2008, filed on March 2, 2009;

(b)	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, filed on May 7, 2009 and August 4, 2009, respectively;

(c)	Our periodic reports on Form 8-K filed January 7, 2009, January 13, 2009, February 9, 2009 and February 13, 2009, April 7, 2009 (filed with respect to Item 8.01 and Item 9.01), April 14, 2009, June 2, 2009, August 14, 2009, August 26, 2009, September 16, 2009 and October 2, 2009;

(d)	The description of our common shares contained or incorporated by reference in our registration statement on Form 8-A filed February 23, 1994;

(e)	The description of Series F cumulative redeemable preferred shares of beneficial interest contained or incorporated by reference in our registration statement on Form 8-A filed November 26, 2003; and

(f)	The description of Series G cumulative redeemable preferred shares of beneficial interest contained or incorporated by reference in our registration statement on Form 8-A filed December 24, 2003.

The SEC has assigned file number 1-12846 to the reports and other information that ProLogis files with the SEC.

All documents subsequently filed (other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed) by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated herein. This prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this prospectus is required to be delivered, this prospectus will be supplemented or amended.

You may request a copy of each of the above-listed ProLogis documents at no cost, by writing or telephoning us at the following address or telephone number.

Investor Relations Department
ProLogis
4545 Airport Way
Denver, Colorado 80239
(800) 820-0181
http://ir.prologis.com

FORWARD-LOOKING STATEMENTS

This prospectus, the prospectus supplement, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include:

(1)	statements, including our possible or assumed future results of operations including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to in such statements, and any such statements incorporated by reference from documents filed with the SEC by us, including any statements contained in such documents or this prospectus regarding the development or possible or assumed future results of operations of our businesses, the markets for our services and products, anticipated capital expenditures or competition;

(2)	any statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “seeks,” “estimates” or similar expressions; and

(3)	other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.

Among the factors that could cause actual results to differ materially are: national, international, regional and local economic climates, changes in financial markets, interest rates and foreign currency exchange rates, increased or unanticipated competition for our properties, risks associated with acquisitions, maintenance of real estate investment trust status, availability of financing and capital, changes in demand for developed properties, and other risks detailed from time to time in the reports filed with the SEC by us.

Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this prospectus or to reflect the occurrence of unanticipated events.

PROLOGIS

We are a leading global provider of industrial distribution facilities. We are a Maryland real estate investment trust and have elected to be taxed as a REIT under the Internal Revenue Code. Our world headquarters is located at 4545 Airport Way Denver, Colorado 80239 and our phone number is (303) 567-5000. Our European headquarters is located in the Grand Duchy of Luxembourg with our European customer service headquarters located in Amsterdam, the Netherlands. Our primary office in Asia is located in Tokyo, Japan.

We were formed in 1991, primarily as a long-term owner of industrial distribution space operating in the United States. Over time, our business strategy evolved to include the development of property for contribution to property funds in which we maintain an ownership interest and the management of those property funds and the properties they own. Originally, we sought to differentiate ourselves from our competition by focusing on our corporate customers’ distribution space requirements on a national, regional and local basis and providing customers with consistent levels of service throughout the United States. However, as our customers’ needs expanded to markets outside the United States, so did our portfolio and our management team. Today we are an international real estate company with operations in North America, Europe and Asia. Our business strategy is to integrate international scope and expertise with a strong local presence in our markets, thereby becoming an attractive choice for our targeted customer base, the largest global users of distribution space, while achieving long-term sustainable growth in cash flow.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.

RATIOS

For purposes of computing these ratios: (i) “earnings” consist of earnings from continuing operations, excluding income taxes, minority interest share in earnings and fixed charges, other than capitalized interest, and (ii) “fixed charges” consist of interest on borrowed funds, including amounts that have been capitalized, and amortization of capitalized debt issuance costs, debt premiums and debt discounts.

The following table shows our ratio of earnings to fixed charges for each of the periods indicated:

Six Months Ended June 30,		Year Ended December 31,
2009	2008(a)	2008(a)(b)	2007(a)	2006	2005	2004

1.8x	2.3x	0.4x	2.8x	2.7x	2.1x	2.2x

(a)	These periods have been restated to reflect the retroactive adoption of FSP APB 14-1, also known as ASC 470-20, for interest expense related to our convertible debt.

(b)	The loss from continuing operations for 2008 includes impairment charges of $901.8 million. Due to these impairment charges, our fixed charges exceed our earnings as adjusted by $339.3 million.

The following table shows our ratio of earnings to combined fixed charges and preferred share dividends for each of the periods indicated:

Six Months Ended June 30,		Year Ended December 31,
2009	2008(a)	2008(a)(b)	2007(a)	2006	2005	2004

1.7x	2.2x	0.4x	2.6x	2.5x	1.9x	1.9x

(a)	These periods have been restated to reflect the retroactive adoption of FSP APB 14-1, also known as ASC 470-20, for interest expense related to our convertible debt.

(b)	The loss from continuing operations for 2008 includes impairment charges of $901.8 million. Due to these impairment charges, our combined fixed charges and preferred share dividends exceed our earnings as adjusted by $364.7 million.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, the net proceeds from the sale of the offered securities will be used for the acquisition and development of properties as suitable opportunities arise, for the repayment of any outstanding indebtedness, for capital improvements to properties and for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

The debt securities are to be issued under an Indenture, dated as of March 1, 1995, (the “Original Indenture”) between us and U.S. Bank National Association (successor in interest to State Street Bank and Trust Company), as trustee. The Indenture has been supplemented by a First Supplemental Indenture dated February 9, 2005, a Second Supplemental Indenture dated November 2, 2005, a Third Supplemental Indenture dated November 2, 2005, a Fourth Supplemental Indenture dated March 26, 2007, a Fifth Supplemental Indenture dated November 8, 2007, a Sixth Supplemental Indenture dated May 7, 2008, a Seventh Supplemental Indenture dated May 7, 2008, an Eighth Supplemental Indenture dated August 14, 2009 and a Ninth Supplemental Indenture dated October 1, 2009. We collectively refer to the Original Indenture as amended and supplemented by the First Supplemental Indenture, Second Supplemental Indenture, Third Supplemental Indenture, Fourth Supplemental Indenture, Fifth Supplemental Indenture, Sixth Supplemental Indenture, Seventh Supplemental Indenture, Eighth Supplemental Indenture and Ninth Supplemental Indenture as the “Indenture.” The Indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and is available for inspection at the corporate trust office of the trustee at 100 Wall Street, Suite 1600, New York, New York 10005 or as described above under “Where You Can Find More Information.” The Indenture is subject to, and governed by, the Trust Indenture Act of 1939. The statements made in this prospectus relating to the Indenture and the debt securities to be issued pursuant to the Indenture are summaries of some of the provisions of the Indenture and do not purport to be complete. The statements are subject to and are qualified in their entirety by reference to all the provisions of the Indenture and the debt securities. As used in this section, “Description of Debt Securities,” the terms “we,” “our,” and “us” refer to ProLogis and not to any of its subsidiaries.

General

The debt securities will be our direct, unsubordinated obligations and will rank equally with all of our other unsubordinated indebtedness outstanding from time to time, unless otherwise stated in the prospectus supplement relating to the series of debt securities being offered. Additionally, unless otherwise stated in the prospectus supplement relating to the debt securities being offered, the debt securities will be included as “Designated Senior Debt” and the holders of the debt securities will be included as “Credit Parties” that receive the benefit of the Security Agency Agreement described below under “— Security and Sharing Agreements.” The Indenture provides that the debt securities may be issued without limit as to aggregate principal amount, in one or more series. Each series may be as established from time to time in or pursuant to authority granted by a resolution of our board of trustees or as established in one or more indentures supplemental to the Indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened for issuances of additional debt securities of that series without the consent of the holders of the debt securities of that series.

Please refer to the prospectus supplement relating to the series of debt securities being offered for the specific terms of the securities, including:

(1)	the title of the series of debt securities;

(2)	the aggregate principal amount of the series of debt securities and any limit on the principal amount;

(3)	the percentage of the principal amount at which the debt securities of the series will be issued and, if other than the full principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the securities, or the method by which any portion will be determined;

(4)	the date or dates, or the method by which the date or dates will be determined, on which the principal of the debt securities of the series will be payable and the amount of principal payable on the debt securities;

(5)	the rate or rates at which the debt securities will bear interest, if any — which may be fixed or variable — or the method by which the rate or rates will be determined;

(6)	the date or dates, or the method by which the date or dates will be determined, from which any interest will accrue, the interest payment dates on which any interest will be payable, the regular record dates for the interest payment dates, or the method by which the dates will be determined, the person to whom, and the manner in which, the interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year comprised of twelve 30-day months;

(7)	the place or places where the principal of — and premium or make-whole amounts, if any — and interest and additional amounts, if any, on the debt securities of the series will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of the debt securities and the Indenture may be served;

(8)	the period or periods within which, the price or prices, including the premium or make-whole amounts, if any, at which, the currency or currencies in which, and the other terms and conditions upon which the debt securities of the series may be redeemed, as a whole or in part, at our option, if we are to have such an option;

(9)	our obligation, if any, to redeem, repay or purchase the debt securities of the series pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, the date or dates upon which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which the debt securities shall be redeemed, repaid or purchased, as a whole or in part, pursuant to that obligation;

(10)	if other than United States dollars, the currency or currencies in which the debt securities of the series are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating to the currency;

(11)	whether the amount of payments of principal — and premium or make-whole amounts, if any — or interest, if any, on the debt securities of the series may be determined with reference to an index, formula or other method, and the manner in which those amounts will be determined; the index, formula or method may be, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies;

(12)	whether the principal — and premium or make-whole amounts, if any — or interest or additional amounts, if any, on the debt securities of the series are to be payable, at our election or at the election of a holder of debt securities, in a currency or currencies, currency unit or units or composite currency or currencies, other than that in which the debt securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities are to be so payable;

(13)	any deletions from, modifications of or additions to the terms of the series of debt securities with respect to the events of default or covenants set forth in the Indenture;

(14)	whether the debt securities of the series will be issued in certificated or book-entry form;

(15)	whether the debt securities of the series will be in registered or bearer form and, if in registered form, the denominations of the debt securities if other than $1,000 and any integral multiple of the debt securities and, if in bearer form, the denominations of the debt securities if other than $5,000 and the terms and conditions relating to the debt securities;

(16)	the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture to the series of debt securities and any additions to or substitutions of the provisions;

(17)	if the debt securities of the series are to be issued upon the exercise of debt warrants, the time, manner and place for the debt securities to be authenticated and delivered;

(18)	whether and under what circumstances we will pay additional amounts as contemplated in the Indenture on the debt securities of the series in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts; and

(19)	any other terms of the series of debt securities not inconsistent with the provisions of the Indenture.

We may issue original issue discount securities. “Original issue discount securities” refer to debt securities which may provide that less than the entire principal amount of the debt securities will be paid if their maturity is accelerated, or bear no interest or bear interest at a rate which at the time of issuance is below market rates. Special U.S. federal income tax, accounting and other considerations apply to original issue discount securities and will be described in the applicable prospectus supplement.

Under the Indenture, in addition to the ability to issue debt securities with terms different from those of debt securities previously issued, we will have the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the series without the consent of the holders.

Except as set forth below under “— Covenants — Limitations on incurrence of debt,” the Indenture does not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. However, our Declaration of Trust restricts beneficial ownership of our outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares, with exceptions. See “Description of Common Shares — Restriction on size of holdings.” Additionally, the articles supplementary relating to the Series C preferred shares, Series F preferred shares and Series G preferred shares restrict beneficial ownership of such shares by a person, or persons acting as a group, to 25% of the Series C preferred shares, Series F preferred shares and Series G preferred shares, respectively, with limited exceptions. Similarly, the articles supplementary for each other series of preferred shares will contain specific provisions restricting the ownership and transfer of the preferred shares. See “Description of Preferred Shares — Restrictions on ownership.” These restrictions are designed to preserve our status as a real estate investment trust under the Internal Revenue Code and may act to prevent or hinder a change of control. Refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denominations

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples of $1,000. Unless otherwise described in the applicable prospectus supplement, the debt securities of any series issued in bearer form will be issuable in denominations of $5,000.

Principal and interest

Unless otherwise specified in the applicable prospectus supplement, the principal of — and premium or make-whole amounts, if any — and interest on any series of debt securities will be payable at the corporate trust office of U.S. Bank National Association, initially located at 100 Wall Street, Suite 1600, New York, New York 10005; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled to the payment as it appears in the security register or by wire transfer of funds to the person to an account maintained within the United States.

If any interest payment date, principal payment date or the maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after the interest payment date, principal payment date or the maturity date, as the case may be. “Business day” means any day, other than a Saturday, Sunday or holiday, on which banks in Boston, Massachusetts or New York, New York are not authorized or required by law or executive order to close. Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security, will cease to be payable to the holder on the applicable regular record date and either may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the trustee, notice of which will be given to the holder of the debt security not less than 10 days prior to the special record date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

Security and sharing arrangements

Pursuant to various pledge agreements, we and certain of our subsidiaries have pledged specified intercompany indebtedness to Bank of America, N.A., as collateral agent, for the benefit of the “Credit Parties” under and as defined in the Security Agency Agreement. We refer to the Amended and Restated Security Agency Agreement dated as of October 6, 2005 among us, the collateral agent, Bank of America, N.A., as global administrative agent under our Global Senior Credit Agreement (the “Global Credit Agreement”), and various other creditors of ours, as amended by Amendment and Supplement No. 1 dated as of August 21, 2009, as the “Security Agency Agreement.” The Credit Parties under the Security Agency Agreement are the holders of our senior debt, including debt arising under certain guarantees, that we have designated as “Designated Senior Debt”, including (i) all obligations arising under the Global Credit Agreement among us, various of our affiliates and various lenders and agents, (ii) certain of our hedging obligations, (iii) certain other senior debt specified in the Security Agency Agreement and (iv) any other senior debt designated from time to time by us as “Designated Senior Debt” in accordance with the Security Agency Agreement. Unless otherwise stated in the applicable prospectus supplement relating to any series of debt securities, and subject to the revocation provisions described below, all debt securities issued under the Indenture are included within the definition of “Designated Senior Debt” and the holders of such debt securities will be “Credit Parties” under the Security Agency Agreement and will be entitled to a pro rata share of the proceeds of the collateral granted under the various pledge agreements.

The Security Agency Agreement also provides that, upon the occurrence of a triggering event (which includes bankruptcy or insolvency events of us or any other borrower under the Global Credit Agreement, the acceleration of indebtedness under the Global Credit Agreement or any other indebtedness in excess of $50 million, and similar events), the Credit Parties will, subject to certain exceptions and limitations (including, in the case of the holders of the debt securities, the requirements set forth in the following paragraph), share payments and other recoveries received from us and our subsidiaries to be applied to Designated Senior Debt in a manner such that all Credit Parties receive payment of substantially the same percentage of their respective credit obligations. The sharing arrangements are intended to eliminate or mitigate structural subordination issues that otherwise might entitle some Credit Parties (such as Credit Parties that lend directly to a subsidiary of us or that have the benefit of guarantees from one or more of our subsidiaries) to recover a higher percentage of their Designated Senior Debt than other Credit Parties that do not have the benefit of such arrangements.

The trustee (or another representative of the holders of the debt securities issued under the Indenture) must take certain actions in order for the holders of the debt securities to participate in the sharing arrangements described in the preceding paragraph. If a triggering event occurs under the Security Agency Agreement, then the collateral agent is required to give notice of such event to the trustee (or such other representative) within 45 days. As promptly as practicable, but in any event within 90 days after receiving any notice from the collateral agent with respect to the occurrence of a triggering event, the trustee will (x) forward such notice to holders of the debt securities, (y) execute and deliver, on behalf of the holders, an acknowledgment entitling the holders to participate in the sharing arrangements described in the preceding paragraph and (z) take such further actions as a majority of the holders (voting as a single class) may request with respect thereto and with respect to any rights such holders or the trustee may have under the Security Agency Agreement; provided that, in the case of this clause (z), such holders shall have offered the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Upon delivery of such acknowledgement by the trustee, the holders of the debt securities will be entitled to participate in the sharing arrangements described above. Not later than 120 days after its receipt of such notice, the trustee (or such other representative) must deliver to the collateral agent an acknowledgement pursuant to which it would agree (i) to be subject to the obligations applicable to all Credit Parties under the Security Agency Agreement (including obligations to indemnify the collateral agent) and (ii) to turn over to the collateral agent, for sharing in accordance with the Security Agency Agreement, any payment received directly from us or any of our affiliates that should have been paid to the collateral agent as provided in the Security Agency Agreement. The trustee (or such other representative) likely would require reasonable indemnity or security against the costs, expenses and liabilities that it might incur in connection with its becoming a party to, and acting on behalf of the holders of the debt securities in connection with, the Security Agency Agreement.

We and other parties have the right to take actions under various provisions of the Security Agency Agreement that could affect the rights of the holders of the debt securities with respect to, or the value of, the security and sharing arrangements described above, including the following:

(1)	We may designate other senior debt of ProLogis as “Designated Senior Debt”, thereby increasing the amount of debt that has the benefit of the security and sharing arrangements.

(2)	We may revoke our designation of all or one or more series of the debt securities as Designated Senior Debt effective not less than 90 days after disclosing such revocation (in a footnote or otherwise) in a Form 10-Q or Form 10-K filed with the SEC. If we revoked our designation of any debt securities issued under the indenture governing such debt securities as Designated Senior Debt, the holders of such debt securities would cease to be Credit Parties under the Security Agency Agreement and would no longer be entitled to any benefit from the security and sharing arrangements contemplated by the Security Agency Agreement and the related pledge agreements.

(3)	Notwithstanding the foregoing clause (2), we may agree that we will not, at any time prior to a specified date, revoke the Designated Senior Debt status from all or one or more series of debt securities issued under the indenture governing such debt securities (or certain other senior debt) until a particular future date.

(4)	Subject to certain limitations, we may specify which Credit Parties are entitled to vote on issues arising under the Security Agency Agreement (and all holders of debt securities are non-voting Credit Parties).

(5)	A majority of the voting Credit Parties under the Security Agency Agreement may instruct the collateral agent to release some or all of the collateral held pursuant to the Security Agency Agreement.

(6)	The collateral agent or a majority of the voting Credit Parties may, under certain circumstances, defer payments to Credit Parties pursuant to the sharing arrangements either (a) generally for various reasons or (b) specifically with respect to certain holders of Designated Senior Debt (which could include the holders of the debt securities) if the majority voting Credit Parties determine that such holders might receive more than their pro rata share of payments and other recoveries pursuant to the Security Agency Agreement.

(7)	We may grant additional collateral (“Specified Collateral”) to the holders of some, but not all, of the Designated Senior Debt (“Specified DS Debt”) and exclude the proceeds of such collateral from the sharing arrangements with other holders of Designated Senior Debt; provided that no property that is pledged pursuant to the pledge agreements described above may become Specified Collateral. No proceeds from Specified Collateral received by any holder of Specified

DS Debt would be deducted or otherwise taken into consideration when calculating the amount of proceeds to be allocated among all Credit Parties pursuant to the sharing arrangements under the Security Agency Agreement. Accordingly, the holders of any Specified DS Debt would receive a higher percentage (but not more than 100%) recovery on their Designated Senior Debt than other Credit Parties.

(8)	The collateral agent, a majority of the voting Credit Parties and we may amend the Security Agency Agreement without notice to or consent of the holders of the debt securities, even if such amendment were adverse to the interests of the holders of the debt securities.

The Security Agency Agreement provides that whenever the majority voting Credit Parties have the right to make decisions under the Security Agency Agreement, including decisions with respect to pledged collateral or how and when recoveries are shared, such decisions will be made in their sole and complete discretion. The Security Agency Agreement states that the voting Credit Parties have no obligation or duty (including implied obligations of reasonableness, good faith or fair dealing) to, and have no obligation or duty to take into consideration the interests of, the holders of the debt securities when taking any action or making any determination contemplated by the Security Agency Agreement. By accepting the benefits of the Security Agency Agreement, each holder of debt securities expressly waives and disclaims any claim or cause of action based upon any vote, decision or determination (including the giving or withholding of consent) made by the majority voting Credit Parties in accordance with the terms of the Security Agency Agreement. Bank of America, N.A., which is the collateral agent under the Security Agency Agreement and under the various pledge agreements, is also a voting Credit Party under the Security Agency Agreement and its interests in such capacity may conflict with the interests of the holders of the debt securities.

Notwithstanding any benefit to which a holder of notes may become entitled pursuant to the security and sharing arrangements referred to above, the notes will be effectively subordinated to (1) our indebtedness that is secured by collateral other than the intercompany loans referred to above, to the extent of the value of such collateral, and (2) liabilities of our subsidiaries that are not subject to, or are owing to creditors not parties to, the sharing arrangements.

Investors in Designated Senior Debt should refer to the Security Agency Agreement for further information regarding the collateral subject thereto, the sharing arrangements set forth therein and the restrictions and limitations on the rights of the holders of the debt securities thereunder. By purchasing a debt security that falls within the definition of Designated Senior Debt, each investor will be deemed to acknowledge that its rights to share in the benefits of such collateral and participate in such sharing arrangements are limited as described above and as more fully set forth in the Security Agency Agreement.

Merger, consolidation or sale

We may consolidate with or merge with or into another entity, or sell, lease or convey all or substantially all of our assets to another entity, provided that the following three conditions are met:

(1)	After the transaction, we, or a person organized and existing under the laws of the United States or one of the fifty states are the continuing entity. If the continuing entity is an entity other than us, that entity must also assume our payment obligations under the Indenture, as well as, the due and punctual performance and observance of all of the covenants contained in the Indenture;

(2)	After giving effect to the transaction and treating any indebtedness which became an obligation of ours or any of our subsidiaries as a result of the transaction as having been incurred by us or such subsidiary at the time of such transaction, an event of default (or an event which, with notice or lapse of time or both, would become an event of default) has not occurred under the Indenture. Additionally, the transaction may not cause an event which, after notice or a lapse of time, or both, would become an event of default; and

(3)	The continuing entity delivers an officer’s certificate and legal opinion covering (1) and (2) above.

Covenants

This section describes covenants we make in the Indenture, as modified and amended through the Ninth Supplemental Indenture, for the benefit of the holders of the debt securities. The covenants described below apply to all of our outstanding debt securities (other than our convertible debt securities) and to future issuances of debt securities, unless the Indenture is further modified or supplemented.

Limitations on incurrence of debt

We will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds of the additional Debt, the aggregate principal amount of all our outstanding Debt and that of our Subsidiaries on a consolidated basis as determined in accordance with GAAP is greater than 60% of the sum of (without duplication):

(1)	our Total Assets as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Exchange Act, with the trustee) prior to the incurrence of such additional Debt; and

(2)	the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

Additionally, we will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:

(1)	such Debt and any other Debt incurred by us and our Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period;

(2)	the repayment or retirement of any other Debt by us and our Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period);

(3)	in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

(4)	in the case of any acquisition or disposition by us or our Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

No Subsidiary may incur any Unsecured Debt; provided, however, that we or a Subsidiary may acquire an entity that becomes a Subsidiary that has Unsecured Debt if the incurrence of such Debt (including any guarantees of such Debt assumed by us or any Subsidiary) was not intended to evade the foregoing restrictions and the incurrence of such Debt (including any guarantees of such Debt assumed by us or any Subsidiary) would otherwise be permitted under the Indenture.

We and our Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt and Pari Passu Debt of us and our Subsidiaries on a consolidated basis.

In addition to the foregoing limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt for borrowed money secured by any mortgage, lien, charge, pledge, encumbrance or security interest upon any of our property or the property of any Subsidiary, whether owned at the date hereof or hereafter acquired (other than Pari Passu Debt), if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all of our outstanding Debt and the outstanding Debt of our Subsidiaries on a consolidated basis for borrowed money which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on our property or the property of any Subsidiary (excluding any Pari Passu Debt) is greater than 40% of the sum of (without duplication):

(1)	our Total Assets as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and

(2)	the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

For purposes of the covenants described under this “— Limitations on incurrence of debt”, Debt shall be deemed to be “incurred” by us or a Subsidiary whenever we or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

Nothing in the above covenants shall prevent: (i) the incurrence by us or any Subsidiary of Debt between or among us, any Subsidiary or any Equity Investee or (ii) us or any Subsidiary from incurring Refinancing Debt.

For purposes of the foregoing covenants the following definitions apply:

“Acquired Debt” means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Annual Service Charge” as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, our or our subsidiaries’ Debt and the amount of dividends which are payable in respect of any Disqualified Stock.

“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of us and our Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication):

(A)	interest on Debt of us and our Subsidiaries,

(B)	provision for taxes of us and our Subsidiaries based on income,

(C)	amortization of debt discount,

(D)	provisions for unrealized gains and losses, depreciation and amortization, and the effect of any other non-cash items,

(E)	extraordinary, non-recurring and other unusual items (including, without limitation, any costs and fees incurred in connection with any debt financing or amendments thereto, any acquisition,

disposition, recapitalization or similar transaction (regardless of whether such transaction is completed)),

(F)	the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period,

(G)	amortization of deferred charges, and

(H)	any of the items described in clauses (D) and (E) above that were included in Earnings From Operations on account of an Equity Investee.

“Debt” of us or any Subsidiary means any indebtedness of us or any Subsidiary, excluding any accrued expense or trade payable, whether or not contingent, in respect of

(1)	borrowed money evidenced by bonds, notes, debentures or similar instruments,

(2)	indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any Subsidiary,

(3)	the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, or all conditional sale obligations or obligations under any title retention agreement,

(4)	the principal amount of all obligations of us or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or

(5)	any lease of property by us or any Subsidiary as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with GAAP and to the extent, in the case of items of indebtedness under (1) through (3) above, that any such items (other than letters of credit) would appear as a liability on our Consolidated Balance Sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by us or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than us or any Subsidiary).

“Disqualified Stock” means, with respect to any person, any capital stock of such person which by the terms of such capital stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the stated maturity of a series of debt securities.

“Earnings from Operations” for any period means net earnings excluding gains and losses on sales of investments, net, as reflected in the financial statements of us and our Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Encumbrance” means any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any Subsidiary securing indebtedness for borrowed money, other than a Permitted Encumbrance.

“Equity Investee” means any Person in which we or any Subsidiary hold an ownership interest that is accounted for by us or a Subsidiary under the equity method of accounting.

“GAAP” means generally accepted accounting principles as used in the United States applied on a consistent basis as in effect from time to time; provided, that solely for purposes of calculating these financial covenants, “GAAP” means generally accepted accounting principles as used in the United States on August 14, 2009 consistently applied.

“Pari Passu Debt” means (i) any Debt of us or a Subsidiary that is secured only by Encumbrances that also secure the debt securities issued under the Indenture on an equal and ratable basis and (ii) any series of debt securities issued under the Indenture that is secured only by Encumbrances that also secure all other series of debt securities issued under the Indenture on an equal and ratable basis.

“Permitted Encumbrances” means leases, Encumbrances securing taxes, assessments and similar charges, mechanics liens and other similar Encumbrances.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Refinancing Debt” means Debt issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Debt (including the principal amount, accrued interest and premium, if any, of such Debt plus any fees and expenses incurred in connection with such refinancing); provided that (a) if such new Debt, or the proceeds of such new Debt, are used to refinance or refund Debt that is subordinated in right of payment to the notes, such new Debt shall only be permitted if it is expressly made subordinate in right of payment to the notes at least to the extent that the Debt to be refinanced is subordinated to the notes and (b) such new Debt does not mature prior to the stated maturity of the Debt to be refinanced or refunded, and the weighted average life of such new Debt is at least equal to the remaining weighted average life of the Debt to be refinanced or refunded.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) in the case of a partnership or any other entity other than a corporation, the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

“Total Assets” means, as of any date, the sum of (i) Undepreciated Real Estate Assets and (ii) all of our and our Subsidiaries’ other assets, but excluding accounts receivable and intangibles, determined in accordance with GAAP.

“Total Unencumbered Assets” means the sum of our and our Subsidiaries’ Undepreciated Real Estate Assets and the value determined in accordance with GAAP of all our and our Subsidiaries’ other assets, other than accounts receivable and intangibles, in each case not subject to an Encumbrance.

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of us and our Subsidiaries on such date, before depreciation, amortization and impairment charges determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means Debt of the types described in clauses (1), (3) and (4) of the definition thereof which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties of us or any Subsidiary.

Existence

Except as permitted under “— Merger, consolidation or sale,” we will do or cause to be done all things necessary to preserve and keep in full force and effect our and our subsidiaries’ existence, rights, both charter and statutory, and franchises; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation of the right or franchise is no longer desirable in the conduct of our business and that the loss of the right or franchise is not disadvantageous in any material respect to the holders of the debt securities.

Maintenance of properties

We will cause all of our properties used or useful in the conduct of our business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of our properties, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that we and our subsidiaries will not be prevented from selling or otherwise disposing for value our properties in the ordinary course of business.

Insurance

We will, and will cause each of our subsidiaries to, keep all of our insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies.

Payment of taxes and other claims

We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon our income, profits or property or any subsidiary and all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or any subsidiary; provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of financial information

Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will file with the SEC, to the extent permitted under the Exchange Act, the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) if we were so subject. We will file the documents with the SEC on or prior to the respective filing dates by which we would have been required so to file the documents if we were so subject. We will also in any event within 15 days of each required filing date transmit to all holders of debt securities, as their names and addresses appear in the security register, without cost to such holders, copies of the annual reports and quarterly reports which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to Section 13 or 15(d). Additionally, we will provide the trustee with copies of the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections. If filing the documents by us with the SEC is not permitted under the Exchange Act, we will promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.

Events of default, notice and waiver

The Indenture provides that the following events are events of default with respect to any series of debt securities issued pursuant to it:

(1) default in the payment of any installment of interest or additional amounts payable on any debt security of such series which continues for 30 days;

(2) default in the payment of the principal, or premium or make-whole amount, if any, on, any debt security of such series at its maturity or redemption date;

(3) default in making any sinking fund payment as required for any debt security of such series;

(4) default in the performance of any other of our covenants contained in the Indenture, other than a covenant added to the Indenture solely for the benefit of another series of debt securities issued under the Indenture, which continues for 60 days after written notice as provided in the Indenture;

(5) default in the payment of an aggregate principal amount exceeding $50,000,000 under any bond, note or other evidence of indebtedness or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured (or any such indebtedness of any of our subsidiaries, which we have guaranteed), such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture;

(6) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against us or any of our subsidiaries in an aggregate amount, excluding amounts fully covered by insurance, in excess of $50,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount, excluding amounts fully covered by insurance, in excess of $50,000,000 for a period of 30 consecutive days;

(7) events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for us or any significant subsidiary or for all or substantially all of our or our significant subsidiary’s property; and

(8) any other event of default provided with respect to a particular series of debt securities.

The term significant subsidiary means each of our significant subsidiaries, as defined in Regulation S-X promulgated under the Securities Act.

If an event of default under the Indenture with respect to a series of debt securities occurs and is continuing, then in every such case, unless the principal of all of the debt securities shall already have become due and payable, the trustee or the holders of not less than 25% in principal amount of a particular series of debt securities may declare the principal and the make-whole amount on the debt securities of that series to be due and payable immediately by written notice to us that payment of the debt securities is due, and to the trustee if given by the holders. However, at any time after such a declaration of acceleration with respect to a series of debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the debt securities may rescind and annul such declaration and its consequences if we shall have deposited with the trustee all required payments of the principal of, and premium or make-whole amount and interest, on the debt securities, plus fees, expenses, disbursements and advances of the trustee and all events of default, other than the nonpayment of accelerated principal, and the make-whole amount or interest, with respect to debt securities have been cured or waived as provided in the Indenture. The Indenture also provides that the holders of not less than a majority in principal amount of the debt securities may waive any past default with respect to such series and its consequences, except a default in the payment of the principal of, or premium or make-whole amount or interest payable on the debt securities or in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected by the proposed modification or amendment.

The trustee is required to give notice to the holders of the debt securities within 90 days of a default under the Indenture known to the trustee, unless the default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of the debt securities of any default with respect to such series, except a default in the payment of the principal of, or premium or make-whole amount, if any, or interest payable on the debt securities if the responsible officers of the trustee consider such withholding to be in the interest of such holders.

The Indenture provides that no holders of the debt securities may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy which the Indenture provides, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of the debt securities from instituting suit for the enforcement of payment of the principal of, and premium or make-whole amount, or interest on the debt securities at the due date of the debt securities.

Subject to provisions in the Indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of debt securities then outstanding under the Indenture, unless such holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the debt securities of a series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee with respect to that series. However, the trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of the debt securities not joining in the proceeding.

Within 120 days after the close of each fiscal year, we must deliver to the trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status of the default.

Modification of the Indenture

Modifications and amendments of the Indenture may be made with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment:

(1)	change the stated maturity of the principal of, or premium or make-whole amounts, if any, or any installment of principal of or interest or additional amounts payable on, any such debt security;

(2)	reduce the principal amount of, or the rate or amount of interest on, or any premium or make-whole amounts payable on redemption of, or any additional amounts payable with respect to, any such debt security, or reduce the amount of principal of an original issue discount security or make-whole amount, if any, that would be due and payable upon declaration of acceleration of the maturity of the security or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

(3)	change the place of payment, or the coin or currency, for payment of principal of, and premium or make-whole amounts, if any, or interest on, or any additional amounts payable with respect to, any such debt security;

(4)	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

(5)	reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the Indenture, to waive compliance with a provisions of the debt security or defaults and consequences under the Indenture or to reduce the quorum or voting requirements set forth in the Indenture; or

(6)	modify any of the provisions relating to modification of the Indenture or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage to effect such action or to provide that other provisions may not be modified or waived without the consent of the holder of the effected debt security.

The holders of not less than a majority in principal amount of outstanding debt securities have the right to waive our compliance with covenants in the Indenture.

Modifications and amendments of the Indenture may be made by us and the trustee without the consent of any holder of debt securities for any of the following purposes:

(1)	to evidence the succession of another person to us as obligor under the Indenture;

(2)	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the Indenture;

(3)	to add events of default for the benefit of the holders of all or any series of debt securities;

(4)	to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

(5)	to change or eliminate any provisions of the Indenture, provided that any such change or elimination will become effective only when there are no debt securities outstanding of any series created prior to such change which are entitled to the benefit of that provision;

(6)	to secure the debt securities;

(7)	to establish the form or terms of debt securities of any series and any related coupons;

(8)	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trust under the Indenture by more than one trustee;

(9)	to cure any ambiguity, defect or inconsistency in the Indenture or to make any other changes, provided that in each case, the action shall not adversely affect the interests of holders of debt securities of any series in any material respect;

(10)	to close the Indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, the Indenture under the Trust Indenture Act of 1939; or

(11)	to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that the action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect.

The Indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture or whether a quorum is present at a meeting of holders of debt securities:

(1)	the principal amount of an original issue discount security that will be deemed to be outstanding shall be the amount of the principal of the security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of the debt security;

(2)	the principal amount of a debt security denominated in a foreign currency that will be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for the debt security, of the principal amount, or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of the debt security of the amount determined as provided in (1) above;

(3)	the principal amount of an indexed security that shall be deemed outstanding will be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security pursuant to Section 301 of the Indenture; and

(4)	debt securities owned by us or any other obligor upon the debt securities or any of our affiliates or of the other obligor will be disregarded.

The Indenture contains provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of that series, in any such case upon notice given as provided in the Indenture.

Except for any consent that must be given by the holder of each debt security affected by modifications and amendments of the Indenture, any resolution presented at a meeting or at an adjourned meeting duly reconvened, at which a quorum is present, may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing the specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.

Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by the action, or of the holders of that series and one or more additional series:

(1)	there shall be no minimum quorum requirement for the meeting; and

(2)	the principal amount of the outstanding debt securities of that series that vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by a specified percentage in principal amount of the holders of any or all series of debt securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by the specified percentage of holders in person or by agent duly appointed in writing; and, except as otherwise expressly provided in the Indenture, the action will become effective when the instrument or instruments are delivered to the trustee. Proof of execution of any instrument or of a writing appointing any the agent will be sufficient for any purpose of the Indenture and, subject to the Indenture provisions relating to the appointment of any such agent, conclusive in favor of the trustee and us, if made in the manner specified above.

Discharge, defeasance and covenant defeasance

We may discharge various obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, or that are scheduled for redemption within one year. The discharge will be completed by irrevocably depositing with the trustee the funds needed to pay the principal, any make-whole amounts, interest and additional amounts payable to the date of deposit or to the date of maturity, as the case may be.

If the defeasance provisions are applicable to a series of debt securities, we may take either of the following actions with respect to that series of debt securities:

(1)	We may elect to defease and be discharged from any and all obligations with respect to that series of debt securities. However, we would continue to be obligated to pay any additional amounts resulting from tax events, assessment or governmental charges with respect to payments on the series of debt securities and the obligations to register the transfer or exchange of the series of debt securities. Additionally, we would remain responsible for replacing temporary or mutilated, destroyed, lost or stolen debt securities, for maintaining an office or agency in respect of the series of debt securities and for holding moneys for payment in trust.

(2)	With respect to the series of debt securities, we may elect to effect covenant defeasance and be released from our obligations to fulfill the covenants contained under the heading “— Covenants” in this prospectus. Further, we may elect to be released from our obligations with respect to any other covenant in the Indenture, if such a provision is included in the series of debt securities at the time that they are issued. Once we have made this election, any omission to comply with those covenants shall not constitute a default or an event of default with respect to the series of debt securities.

In either case, we must irrevocably deposit the needed funds in trust, with the trustee.

The trust may only be established if, among other things, we have delivered an opinion of counsel to the trustee. The opinion of counsel shall state that the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series and

(1)	the holder of a series of debt securities is entitled to and elects to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of the debt security or

(2)	a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made,

the indebtedness represented by the debt security will be deemed to have been, and will be, fully discharged. The indebtedness will be satisfied through the payment of the principal of, and premium or any make-whole amount and interest on, the debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the holder’s election or the cessation of usage based on the applicable market exchange rate.

“Conversion event” means the cessation of use of:

(1)	a currency, currency unit or composite currency, other than the European Community Unit or other currency unit, both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

(2)	the European Community Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

(3)	any currency unit or composite currency other than the European Community Unit for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and premium or any make-whole amount and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

In the event we effect covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default, other than the events of default that would no longer be applicable because of the covenant defeasance or an event of default triggered by an event of bankruptcy or other insolvency proceeding, the amount of funds on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity, but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, we would remain liable to make payment of the amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Registration and transfer

Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the trustee referred to above. In addition, subject to the limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer of the security at the corporate trust office of the trustee referred to above. Every debt security surrendered for registration of transfer or exchange will be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may at any time designate a transfer agent, in addition to the trustee, with respect to any series of debt securities. If we have designated such a transfer agent or transfer agents, we may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the series.

Neither we nor the trustee will be required to:

(1)	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

(2)	register the transfer of or exchange any debt security, or portion of security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

(3)	issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Global securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to the series. Global securities, if any, are expected to be deposited with The Depository Trust Company (“DTC”) as depository. Each global security will be issued:

•	only in fully registered form; and

•	without interest coupons.

You may hold your beneficial interests in the global securities directly through DTC if you have an account at DTC, or indirectly through organizations that have accounts at DTC.

What is a global security? A global security is a special type of indirectly held security in the form of a certificate held by a depository for the investors in a particular issue of securities. If we choose to issue the debt securities in the form of a global security, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global securities be registered in the name of a financial institution we select and by requiring that the debt securities included in the global securities not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global securities is called the “Depository.” Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depository.

Except as described below, each global security may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in global securities will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC.

Special investor considerations for global securities.

As an indirect holder, an investor’s rights relating to global securities will be governed by the account rules of the investor’s financial institution and of the Depository, DTC, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with DTC, the Depository that holds global securities.

An investor in global securities should be aware that because the debt securities are issued only in the form of global securities:

•	The investor cannot get debt securities registered in his or her own name.

•	The investor cannot receive physical certificates for his or her interest in the debt securities.

•	The investor will be a “street name” holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities.

•	The investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	DTC’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global notes. We and the trustee have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the global securities. We and the trustee also do not supervise DTC in any way.

Exchanges among the global securities

Any beneficial interest in one of the global securities that is transferred to a person who takes delivery in the form of an interest in another global security will, upon transfer, cease to be an interest in such global note and become an interest in the other global security and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other global security for as long as it remains such an interest.

Certain book-entry procedures for the global securities

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the underwriters take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.

Clearstream. Clearstream is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the U.S. Depositary for Clearstream.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

DTC. DTC has advised us that it is:

(1)	a limited-purpose trust company organized under the New York State Banking Law;

(2)	a “banking organization” within the meaning of the New York State Banking Law;

(3)	a member of the Federal Reserve System;

(4)	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

(5)	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or Indirect Participants.

We expect that pursuant to procedures established by DTC (1) upon deposit of each global security, DTC will credit the accounts of participants with an interest in the global security and (2) ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the Indirect Participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by a global security to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debt securities represented by a global security to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global note for all purposes under the Indenture. Owners of beneficial interests in a global security will not be entitled to have debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if such holder is not a participant or an Indirect Participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of debt securities under the Indenture or such global security. We understand that under existing industry practice, in the event that we request any action of holders of debt securities, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of such global security, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debt securities by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such debt securities.

Payments with respect to the principal of, and premium, if any, additional interest, if any, and interest on, any debt securities represented by a global security registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such debt securities under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the debt securities, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global security (including principal, premium, if any, additional interest, if any, and interest). Payments by the participants and the Indirect Participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the Indirect Participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the debt securities, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels, Belgium time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to DTC to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Definitive securities

A global security is exchangeable for definitive securities in registered certificated form (“Certificated Securities”) if:

(1) DTC (a) notifies the issuer that it is unwilling or unable to continue as depositary for the global securities or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each cash the issuer fails to appoint a successor depositary;

(2) the issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Securities; or

(3) there shall have occurred and be continuing a default or event of default with respect to the debt securities.

In all cases, Certificated Securities delivered in exchange for any global security or beneficial interests in global securities will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

No personal liability

No past, present or future trustee, officer, employee or shareholder of ours or any successor to us will have any liability for any of our obligations under the debt securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting the debt securities waives and releases all such liability. The waiver and release are part of the consideration for the issue of debt securities.

Trustee

The Indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under the Indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to the series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee will be a trustee of a trust under the Indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the Indenture.

DESCRIPTION OF PREFERRED SHARES

General

Subject to limitations prescribed by Maryland law and the declaration of trust, the board of trustees is authorized to issue, from the authorized but unissued shares of beneficial interest, preferred shares in series and to establish from time to time the number of preferred shares to be included in the series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series, and such other subjects or matters as may be fixed by resolution of the board of trustees or one of its duly authorized committees. At December 31, 2008, 2,000,000 Series C preferred shares were issued and outstanding, 5,000,000 Series F preferred shares were issued and outstanding and 5,000,000 Series G preferred shares were issued and outstanding.

Reference is made to the prospectus supplement relating to the series of preferred shares being offered in such prospectus supplement for the specific terms of the series, including:

(1)	the title and stated value of the series of preferred shares;

(2)	the number of shares of the series of preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

(3)	the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for those values relating to the preferred shares of the series;

(4)	the date from which dividends on preferred shares of the series shall cumulate, if applicable;

(5)	the procedures for any auction and remarketing, if any, for preferred shares of the series;

(6)	the provision for a sinking fund, if any, for preferred shares of the series;

(7)	the provision for redemption, if applicable, of preferred shares of the series;

(8)	any listing of the series of preferred shares on any securities exchange;

(9)	the terms and conditions, if applicable, upon which preferred shares of the series will be convertible into common shares, including the conversion price, or manner of calculating the conversion price;

(10)	whether interests in preferred shares of the series will be represented by global securities;

(11)	any other specific terms, preferences, rights, limitations or restrictions of the series of preferred shares;

(12)	a discussion of federal income tax considerations applicable to preferred shares of the series;

(13)	the relative ranking and preferences of preferred shares of the series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

(14)	any limitations on issuance of any series of preferred shares ranking senior to or on a parity with the series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

(15)	any limitations on direct or beneficial ownership and restrictions on transfer of preferred shares of the series, in each case as may be appropriate to preserve our status as a real estate investment trust under the Internal Revenue Code.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred shares of each series will rank with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs:

•	senior to all classes or series of common shares, and to all equity securities ranking junior to the series of preferred shares;

•	on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with preferred shares of the series; and

•	junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to preferred shares of the series.

Dividends

Holders of preferred shares of each series shall be entitled to receive cash dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. When and if declared by the board of trustees, dividends shall be payable out of our assets legally available for payment of dividends. Each such dividend shall be payable to holders of record as they appear on our share transfer books on such record dates as shall be fixed by the board of trustees.

Dividends on any series of the preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the board of trustees fails to declare a dividend payable on a dividend payment date on any series of the preferred shares for which dividends are noncumulative, then the holders of the series of the preferred shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on the series are declared payable on any future dividend payment date.

If preferred shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred shares of any other series ranking, as to dividends, on a parity with or junior to the preferred shares of the series for any period unless full dividends, including cumulative dividends if applicable, for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for such payment on the preferred shares of the series. When dividends are not paid in full, or a sum sufficient for the full payment is not so set apart, upon the preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares of the series, all dividends declared upon preferred shares of the series and any other series of preferred shares ranking on a parity as to dividends with the preferred shares shall be declared pro rata so that the amount of dividends declared per share on the preferred shares of the series and the other series of preferred shares shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred shares of the series and the other series of preferred shares bear to each other. The pro rata amount shall not include any cumulation in respect of unpaid dividends for prior dividend periods if the series of preferred shares does not have a cumulative dividend. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred shares of the series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless full dividends, including cumulative dividends, if applicable, on the preferred shares of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period, and any past period, if any, no dividends shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common shares or any other capital shares ranking junior to or on a parity with the preferred shares of the series as to dividends or upon liquidation. Additionally, shares ranking junior to or in parity with the series of preferred shares may not be redeemed, purchased or otherwise acquired for any consideration in such circumstances, except by conversion into or exchange for other capital shares ranking junior to the preferred shares of the series as to dividends and upon liquidation. We also may not pay any money or make any money available for a sinking fund for the redemption of junior or parity shares in such circumstances. Notwithstanding the preceding sentences, we may make dividends of common shares or other capital shares ranking junior to the preferred shares of the series of preferred shares, although full dividends may not have been paid or set aside.

Any dividend payment made on a series of preferred shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of the series which remains payable.

Redemption

If so provided in the applicable prospectus supplement, the preferred shares of a series will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of preferred shares that is subject to mandatory redemption will specify the number of preferred shares of the series that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon, which shall not, if the series of preferred shares does not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of the issuance of capital shares, the terms of the series of preferred shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, preferred shares of the series shall automatically and mandatorily be converted into shares of the applicable capital shares pursuant to conversion provisions specified in the applicable prospectus supplement.

If full dividends on all preferred shares of any series, including cumulative dividends if applicable, have not been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period and any past dividends, if any, we may not redeem preferred shares of any series unless all outstanding preferred shares of the series are simultaneously redeemed. This shall not prevent, however, the purchase or acquisition of preferred shares of the series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of the series, and, unless full dividends, including cumulative dividends if applicable, on all preferred shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period and any past period, if any, we will not purchase or otherwise acquire directly or indirectly any preferred shares of the series, except by conversion into or exchange for capital shares ranking junior to the preferred shares of the series as to dividends and upon liquidation.

If fewer than all of the outstanding preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of preferred shares of the series in proportion to the number of preferred shares of the series held by such holders with adjustments to avoid redemption of fractional shares or by lot in a manner determined by us.

Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

(1)	the redemption date;

(2)	the number of shares and series of the preferred shares to be redeemed;

(3)	the redemption price;

(4)	the place or places where certificates for such preferred shares are to be surrendered for payment of the redemption price;

(5)	that dividends on the preferred shares to be redeemed will cease to accrue on such redemption date; and

(6)	the date upon which the holder’s conversion rights, if any, as to such preferred shares shall terminate.

If fewer than all the preferred shares of any series are to be redeemed, the notice mailed to each such holder of the series shall also specify the number of preferred shares to be redeemed from each such holder. If notice of redemption of any preferred shares has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such preferred shares, and all rights of the holders of such preferred shares will terminate, except the right to receive the redemption price.

Liquidation preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares of beneficial interest ranking junior to the series of preferred shares in the distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of preferred shares shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon, which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if the series of preferred shares does not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares of the series will have no right or claim to any of our remaining assets.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares of the series and the corresponding amounts payable on all shares of other classes or series of capital shares ranking on a parity with preferred shares of the series in the distribution of assets, then the holders of preferred shares of the series and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of preferred shares of the series, our remaining assets shall be distributed among the holders of any other classes or series of capital shares ranking junior to the preferred shares of the series upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us.

Voting rights

Holders of the preferred shares of each series will not have any voting rights, except as set forth below or in the applicable prospectus supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable prospectus supplement, will apply to each series of preferred shares.

If six quarterly dividends, whether or not consecutively payable on the preferred shares of the series or any other series of preferred shares ranking on a parity with the series of preferred shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up are in arrears, whether or not earned or declared, the number of trustees then constituting the board of trustees will be increased by two, and the holders of preferred shares of the series, voting together as a class with the holders of any other series of shares ranking in parity with such shares, will have the right to elect two additional trustees to serve on the board of trustees at any annual meeting of shareholders or a properly called special meeting of the holders of preferred shares of the series and other preferred shares ranking in parity with such shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the preferred shares of the series and other preferred shares ranking in parity with such shares have been paid or declared and set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights.

The approval of two-thirds of the outstanding preferred shares of the series and all other series of preferred shares similarly affected, voting as a single class, is required in order to:

(1)	amend the declaration of trust to affect materially and adversely the rights, preferences or voting power of the holders of the preferred shares of the series or other preferred shares ranking in parity with such shares;

(2)	enter into a share exchange that affects the preferred shares of the series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each preferred share of the series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the series identical to that of a preferred share of the series, except for changes that do not materially and adversely affect the holders of the preferred shares of the series; or

(3)	authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the preferred shares of the series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.

However, we may create additional classes of parity shares and other series of preferred shares ranking junior to the series of preferred shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up junior shares, increase the authorized number of parity shares and junior shares and issue additional series of parity shares and junior shares without the consent of any holder of preferred shares of the series.

Except as provided above and as required by law, the holders of preferred shares of each series will not be entitled to vote on any merger or consolidation involving us or a sale of all or substantially all of our assets.

Conversion rights

The terms and conditions, if any, upon which preferred shares of any series are convertible into common shares will be set forth in the applicable prospectus supplement relating to the series. Such terms will include the number of common shares into which the preferred shares of the series are convertible, the conversion price, or manner of calculation of the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares of the series or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred shares of the series.

Restrictions on ownership

As discussed below under “Description of Common Shares — Restriction on size of holdings,” for us to qualify as a real estate investment trust under the Internal Revenue Code, not more than 50% in value of our outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. Therefore, the articles supplementary for each series of preferred shares will contain various provisions restricting the ownership and transfer of the preferred shares. Except as otherwise described in the applicable prospectus supplement relating to the relevant series of preferred shares, the provisions of each articles supplementary relating to the preferred shares ownership limit will provide, as in the case of the Series C preferred shares, Series F preferred shares and Series G preferred shares, ownership restriction similar to the ownership restrictions described below.

The preferred shares ownership limit provision will provide that, subject to the exceptions contained in such articles supplementary, no person, or persons acting as a group, may beneficially own more than 25% of the series of preferred shares outstanding at any time, except as a result of our redemption of preferred shares. Shares acquired in excess of the preferred shares ownership limit provision must be redeemed by us at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. Such redemption is not applicable if a person’s ownership exceeds the limitations due solely to our redemption of preferred shares; provided that thereafter any additional preferred shares acquired by such person shall be excess shares. See “Description of Common Shares — Restriction on size of holdings.” From and after the date of notice of such redemption, the holder of the preferred shares thus redeemed shall cease to be entitled to any distribution, other than distributions declared prior to the date of notice of redemption, voting rights and other benefits with respect to such shares except the right to receive payment of the redemption price determined as described above. The preferred shares ownership limit provision may not be waived with respect to some of our affiliates.

All certificates representing shares of preferred shares will bear a legend referring to the restrictions described above.

DESCRIPTION OF COMMON SHARES

General

The declaration of trust authorizes us to issue up to 750,000,000 shares of beneficial interest, par value $0.01 per share, consisting of 737,580,000 common shares, par value $0.01 per share, 2,300,000 Series C preferred shares, par value $0.01 per share, 5,060,000 Series F preferred shares, par value $0.01 per share, and 5,060,000 Series G preferred shares, par value $0.01 per share. At September 30, 2009, approximately 473,201,000 common shares were issued and outstanding and held of record by approximately 8,060 shareholders.

The following description sets forth general terms and provisions of the common shares to which any prospectus supplement may relate, including a prospectus supplement which provides for common shares issuable pursuant to subscription offerings or rights offerings or upon conversion of preferred shares which are offered pursuant to such prospectus supplement and convertible into common shares for no additional consideration. The statements below describing the common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the declaration of trust and our bylaws.

The outstanding common shares are fully paid and, except as set forth below under “— Shareholder liability,” non-assessable. Each common share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of trustees. Holders of common shares do not have the right to cumulate their votes in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election. Holders of common shares are entitled to such distributions as may be declared from time to time by the board of trustees out of funds legally available therefor. Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe to any of our securities. In the event of a liquidation, dissolution or winding up of our affairs, the holders of the common shares are entitled to share ratably in our assets remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on the Series C preferred shares, Series F preferred shares and Series G preferred shares, and subject to the rights of holders of other series of preferred shares, if any. The right of holders of the common shares are subject to the rights and preferences established by the board of trustees for the Series C preferred shares, Series F preferred shares and Series G preferred shares and any other series of preferred shares which may subsequently be issued by us. See “Description of Preferred Shares.”

Transfer agent

The transfer agent and registrar for the common shares is Computershare Trust Company, N.A., 150 Royall Street, Canton, Massachusetts 02021. The common shares are listed on the New York Stock Exchange under the symbol “PLD.”

Restriction on size of holdings

The declaration of trust restricts beneficial ownership of our outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares. The purposes of the restriction are to assist in protecting and preserving our real estate investment trust status under the Internal Revenue Code and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares without the prior consent of the board of trustees. For us to qualify as a real estate investment trust under the Internal Revenue Code, not more than 50% in value of our outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. The restriction permits five persons to acquire up to a maximum of 9.8% each, or an aggregate of 49% of the outstanding shares, and, thus, assists the board of trustees in protecting and preserving our real estate investment trust status under the Internal Revenue Code.

Excess shares of beneficial interest owned by a person or group of persons in excess of 9.8% of the outstanding shares of beneficial interest, other than, 30% in the case of shareholders who acquired shares prior to our initial public offering, are subject to redemption by us, at our option, upon 30 days’ notice, at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. We may make payment of the redemption price at any time or times up to the earlier of five years after the redemption date or liquidation. We may refuse to effect the transfer of any shares of beneficial interest which would make the transferee a holder of excess shares. Shareholders are required to disclose, upon demand of the board of trustees, such information with respect to their direct and indirect ownership of shares as the board of trustees deems necessary to comply with the provisions of the Internal Revenue Code pertaining to qualification, for tax purposes, of real estate investment trusts, or to comply with the requirements of any other appropriate taxing authority.

The 9.8% restriction does not apply to acquisitions by an underwriter in a public offering and sale of shares of beneficial interest or to any transaction involving the issuance of shares of beneficial interest in which a majority of the board of trustees determines that our eligibility to qualify as a real estate investment trust for federal income tax purposes will not be jeopardized or our disqualification as a real estate investment trust under the Internal Revenue Code is advantageous to the shareholders. The board of trustees has permitted the shareholders who acquired shares prior to our initial public offering to acquire up to 30% of the outstanding shares of beneficial interest.

Trustee liability

The declaration of trust provides that trustees shall not be individually liable for any obligation or liability incurred by or on our behalf or by trustees for our benefit and on our behalf. Under the declaration of trust and Maryland law governing real estate investment trusts, trustees are not liable to us or the shareholders for any act or omission except for acts or omissions which constitute bad faith, willful misfeasance or gross negligence in the conduct of their duties.

Shareholder liability

Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and the declaration of trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of ProLogis or the board of trustees. The declaration of trust further provides that we shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his being or having been a shareholder and that we will reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, except to the extent that such claim or liability arises out of the shareholder’s bad faith, willful misconduct or gross negligence and provided that such shareholder gives us prompt notice of any such claim or liability and permits us to conduct the defense of the shareholder. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to our shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

FEDERAL INCOME TAX CONSIDERATIONS

ProLogis intends to operate in a manner that permits it to satisfy the requirements for qualification and taxation as a real estate investment trust under the applicable provisions of the Internal Revenue Code. No assurance can be given, however, that such requirements will be met. The following is a description of (a) the U.S. federal income tax consequences to ProLogis and its shareholders of the treatment of ProLogis as a real estate investment trust and (b) the U.S. federal income tax consequences of the ownership and disposition of ProLogis’ shares. The tax consequences of owning and disposing of debt securities are not summarized in this discussion. Since these provisions are highly technical and complex, each prospective purchaser of debt securities, preferred shares or common shares is urged to consult his, her or its own tax advisor with respect to the U.S. federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the debt securities, preferred shares or common shares.

Based upon representations of ProLogis with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer Brown LLP, counsel to ProLogis, ProLogis has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust beginning with its taxable year ended December 31, 2000 through and including its taxable year ended December 31, 2008, and its actual and proposed method of operation described in this prospectus and as represented by management will enable it to satisfy the requirements for qualification and taxation as a real estate investment trust commencing with its taxable year ending on December 31, 2009 and each year thereafter.

This opinion is based on representations made by ProLogis as to factual matters relating to ProLogis’ organization and its actual and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of this prospectus. ProLogis’ qualification and taxation as a real estate investment trust will depend upon ProLogis’ ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of share ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer Brown LLP will not review compliance with these tests on a continuing basis. No assurance can be given that ProLogis will satisfy such tests on a continuing basis.

In brief, if the conditions imposed by the real estate investment trust provisions of the Internal Revenue Code are met, entities, such as ProLogis, that invest primarily in real estate and that otherwise would be treated for U.S. federal income tax purposes as corporations, are allowed a deduction for dividends paid to shareholders. This treatment substantially eliminates the “double taxation” at both the corporate and shareholder levels that generally results from the use of corporations. However, as discussed in greater detail below, entities, such as ProLogis, remain subject to tax in certain circumstances even if they qualify as a real estate investment trust.

If ProLogis fails to qualify as a real estate investment trust in any year, however, it will be subject to U.S. federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, ProLogis could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated. In addition, ProLogis would not be obligated to make distributions to shareholders.

ProLogis elected real estate investment trust status effective beginning with its taxable year ended December 31, 1993, and the ProLogis board of trustees believes that ProLogis has operated and currently intends that ProLogis will operate in a manner that permits it to qualify as a real estate investment trust in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a real estate investment trust depends on ProLogis continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on ProLogis’ operating results.

The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of U.S. federal income taxation that may be relevant to a prospective shareholder in light of his, her or its particular circumstances or to various types of shareholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the U.S. federal income tax laws.

The following summary applies only to shareholders who hold preferred shares or common shares as capital assets. For purposes of the following summary, a U.S. shareholder is a beneficial owner of preferred shares or common shares that for U.S. federal income tax purposes is: a citizen of the United States or an individual who is a resident of the United States, a corporation (or other entity treated as a corporation) created or organized under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust, if either (i) it was in existence on August 20, 1996, and has a valid election in effect under applicable Treasury regulations to be treated as a U.S. trust or (ii) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A foreign shareholder is any shareholder that is not a U.S. shareholder. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or other flow-through entity is generally attributed to its partners or owners. Accordingly, the U.S. federal income tax treatment of a partner in a partnership or owner in a flow-through entity that holds shares will generally depend on the status of the partner or other owner and the activities of the partnership or other flow-through entity.

Prospective shareholders that are partnerships or flow-through entities should consult their tax advisers concerning the U.S. federal income tax consequences to their partners or owners of the acquisition, ownership and disposition of ProLogis debt securities, preferred shares and common shares.

Taxation of ProLogis

General

In any year in which ProLogis qualifies as a real estate investment trust, in general it will not be subject to U.S. federal income tax on that portion of its real estate investment trust taxable income or capital gain that is distributed to shareholders. ProLogis may, however, be subject to U.S. federal income tax at normal corporate rates upon any taxable income or capital gain not distributed.

A real estate investment trust is permitted to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder’s share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his, her or its tax basis in such shareholder’s ProLogis shares by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax paid by ProLogis.

Notwithstanding its qualification as a real estate investment trust, ProLogis may also be subject to taxation in other circumstances. If ProLogis should fail to satisfy either the 75% or the 95% gross income test, as discussed below, and nonetheless maintains its qualification as a real estate investment trust because other requirements are met, it will be subject to a 100% tax on the greater of the amount by which ProLogis fails to satisfy either the 75% or the 95% gross income test, multiplied by a fraction intended to reflect ProLogis’ profitability. Furthermore, if ProLogis fails to satisfy the 5% asset test or the 10% vote and value test (and does not qualify for a de minimis safe harbor) or fails to satisfy the other asset tests, each of which are discussed below, and nonetheless maintains its qualification as a real estate investment trust because certain other requirements are met, ProLogis will be subject to a tax equal to the greater of $50,000 or an amount determined (pursuant to regulations prescribed by the Treasury) by multiplying the highest corporate tax rate by the net income generated by the assets that caused the failure for the period beginning on the first date of the failure to meet the tests and ending on the date (which must be within 6 months after the last day of the quarter in which the failure is identified) that ProLogis disposes of the assets or otherwise satisfies the tests. If ProLogis fails to satisfy one or more real estate investment trust requirements other than the 75% or the 95% gross income tests and other than the asset tests, but nonetheless maintains its qualification as a real estate investment trust because certain other requirements are met, ProLogis will be subject to a penalty of $50,000 for each such failure. ProLogis will also be subject to a tax of 100% on net income from any “prohibited transaction,” as described below, and if ProLogis has net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. ProLogis will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Internal Revenue Code Section 482 to one of its “taxable REIT subsidiaries” in order to more clearly reflect income of the taxable REIT subsidiary. A taxable REIT subsidiary is any corporation for which a joint election has been made by a real estate investment trust and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such real estate investment trust. See “— Other Tax Considerations — Investments in taxable REIT subsidiaries.” In addition, if ProLogis should fail to distribute during each calendar year at least the sum of:

(1) 85% of its real estate investment trust ordinary income for such year;

(2) 95% of its real estate investment trust capital gain net income for such year, other than capital gains ProLogis elects to retain and pay tax on as described below; and

(3) any undistributed taxable income from prior years,

ProLogis would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that ProLogis elects to retain and pay income tax on its long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. ProLogis may also be subject to the corporate “alternative minimum tax,” as well as tax in various situations and on some types of transactions not presently contemplated. ProLogis will use the calendar year both for U.S. federal income tax purposes and for financial reporting purposes.

In order to qualify as a real estate investment trust, ProLogis must meet, among others, the following requirements:

Share ownership test

ProLogis’ shares must be held by a minimum of 100 persons for at least 335 days in each taxable year or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the ProLogis shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. For this purpose, any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. If ProLogis complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares was held, actually or constructively, by five or fewer individuals, then it will be treated as meeting such requirement.

In order to ensure compliance with the 50% test, ProLogis has placed restrictions on the transfer of its shares to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, ProLogis must maintain records which disclose the actual ownership of its outstanding shares and such regulations impose penalties against ProLogis for failing to do so. In fulfilling its obligations to maintain records, ProLogis must and will demand written statements each year from the record holders of designated percentages of its shares disclosing the actual owners of such shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of ProLogis’ records. A shareholder failing or refusing to comply with ProLogis’ written demand must submit with his, her or its tax returns a similar statement disclosing the actual ownership of ProLogis’ shares and other information. In addition, ProLogis’ declaration of trust provides restrictions regarding the transfer of shares that are intended to assist ProLogis in continuing to satisfy the share ownership requirements. ProLogis intends to enforce the percentage limitations on ownership of its shares to assure that its qualification as a real estate investment trust will not be compromised.

Asset tests

At the close of each quarter of ProLogis’ taxable year, ProLogis must satisfy tests relating to the nature of its assets determined in accordance with generally accepted accounting principles. Where ProLogis invests in a partnership or other business entity taxed as a partnership or disregarded entity, ProLogis will be deemed to own a proportionate share of the partnership’s or other business entity’s assets. In addition, when ProLogis owns 100% of a corporation that is not a taxable REIT subsidiary, it will be deemed to own 100% of the corporation’s assets. First, at least 75% of the value of ProLogis’ total assets must be represented by interests in real property, interests in mortgages on real property, shares in other real estate investment trusts, cash, cash items, government securities, and qualified temporary investments. For this purpose, cash includes foreign currency if (i) the real estate investment trust or its qualified business unit uses such foreign currency as its functional currency, (ii) the foreign currency is held for use in the normal course of the activities of the real estate investment trust or the qualified business unit giving rise to income or gain described in the gross income tests below or directly related to acquiring or holding assets described in the asset test herein, and (iii) it is not held in connection with a trade or business of trading or dealing with securities. Second, although the remaining 25% of ProLogis’ assets generally may be invested without restriction, ProLogis is prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any non-government issuer other than a qualified real estate investment trust subsidiary, another real estate investment trust or a taxable REIT subsidiary. Further, no more than 25% of the value of ProLogis’ total assets may be represented by securities of one or more taxable REIT subsidiaries, and no more than 5% of the value of ProLogis’ total assets may be represented by securities of any non-government issuer other than a qualified real estate investment trust subsidiary, another real estate investment trust or a taxable REIT subsidiary. Finally, if a real estate investment trust has met the asset tests as of the close of any quarter it will not fail them in a subsequent quarter solely because of a discrepancy due to variations in value that are not attributable to the acquisition of investments but rather caused solely by the change in the foreign currency exchange rate used to value a foreign asset.

As discussed above, ProLogis generally may not own more than 10% by vote or value of any one issuer’s securities and no more than 5% of the value of the total assets of ProLogis generally may be represented by the securities of any issuer. If ProLogis fails to meet either of these tests at the end of any quarter and such failure is not cured within 30 days thereafter, ProLogis would fail to qualify as a real estate investment trust. After the 30-day cure period, ProLogis could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of ProLogis’ assets at the end of the relevant quarter or $10,000,000 if the disposition occurs within 6 months after the last day of the calendar quarter in which ProLogis identifies the violation. For violations of these tests that are larger than this amount and for violations of the other asset tests described above, where such violations are due to reasonable cause and not willful neglect, ProLogis can avoid disqualification as a real estate investment trust, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (within 6 months after the last day of the calendar quarter in which ProLogis identifies the violation) and paying a tax equal to the greater of $50,000 or an amount determined (pursuant to Treasury regulations) by multiplying the highest corporate tax rate by the net income generated by the non-qualifying assets for the period beginning on the first date of the failure to meet the tests and ending on the date that ProLogis disposes of the assets or otherwise satisfies the asset tests.

Gross income tests

There are currently two separate percentage tests relating to the sources of ProLogis’ gross income that must be satisfied for each taxable year. For purposes of these tests, where ProLogis invests in a partnership or other business entity taxed as a partnership or disregarded entity, ProLogis will be treated as receiving its share of the income and loss of the partnership or other business entity, and the gross income of the partnership or other business entity will retain the same character in the hands of ProLogis as it has in the hands of the partnership or other business entity. The two tests are as follows:

1. The 75% Gross Income Test. At least 75% of ProLogis’ gross income for the taxable year must be “qualifying income.” Qualifying income generally includes:

(1) rents from real property, except as modified below;

(2) interest on obligations secured by mortgages on, or interests in, real property;

(3) gains from the sale or other disposition of “non-dealer property,” which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of ProLogis’ trade or business;

(4) dividends or other distributions on shares in other real estate investment trusts, as well as gain from the sale of such shares;

(5) abatements and refunds of real property taxes;

(6) income from the operation, and gain from the sale, of “foreclosure property,” which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property;

(7) commitment fees received for agreeing to make loans secured by mortgages on real property, or to purchase or lease real property; and

(8) certain qualified temporary investment income attributable to the investment of new capital received by ProLogis in exchange for its shares or certain publicly offered debt, which income is received or accrued during the one-year period following the receipt of such capital.

Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% gross income test, or the 95% gross income test described below, if ProLogis, or an owner of 10% or more of ProLogis, directly or constructively owns 10% or more of such tenant, unless the tenant is a taxable REIT subsidiary of ProLogis and certain other requirements are met with respect to the real property being rented. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from “rents from real property” or “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, ProLogis generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary, or an “independent contractor” from whom ProLogis derives no income, except that ProLogis may directly provide services that are “usually or customarily rendered” in connection with the rental of properties for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.” A real estate investment trust is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property (other than the amounts attributable to the provision of the de minimis impermissible services) as rent from real property. The amount received or accrued by the real estate investment trust during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the real estate investment trust directly or indirectly from the property. If this 1% threshold is exceeded, none of the amounts received with respect to that property will qualify as rent from real property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the real estate investment trust in furnishing or rendering the service or providing the management or operation. Furthermore, ProLogis may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rent from real property.

2. The 95% Gross Income Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of ProLogis’ gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on real estate investment trust shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% gross income test, but not for purposes of the 75% gross income test.

Any income from (i) a hedging transaction that is clearly and timely identified and that hedges indebtedness incurred or to be incurred to acquire or carry real estate assets or (ii) a clearly and timely identified transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income that would qualify under the 75% or the 95% gross income tests, will not constitute gross income (rather than being treated either as qualifying income or non-qualifying income) for purposes of the 75% and the 95% gross income tests. Income from such transactions that does not meet these requirements will be treated as non-qualifying income for purposes of the 75% and the 95% gross income tests. Any income from foreign currency gain that is “real estate foreign exchange gain” as defined in the Internal Revenue Code will not constitute gross income for purposes of the 75% gross income test. “Real estate foreign exchange gain” includes foreign currency gains attributable to (i) any item of income or gain that would qualify under the 75% gross income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property, (iii) becoming or being the obligor under obligations secured by mortgages on real property or on interests in real property, (iv) remittances from qualified business units that meet the 75% gross income test for the taxable year and the 75% asset test at the close of each quarter, and (v) any other foreign currency gain as determined by the Internal Revenue Service. Other foreign currency gain, if such foreign currency gain is “passive foreign exchange gain” as defined in the Internal Revenue Code, will not constitute gross income for purposes of the 95% gross income test (but will be treated as income that does not qualify under the 75% gross income test). “Passive foreign exchange gain” includes foreign currency gains attributable to (i) real estate foreign exchange gain, (ii) any item of income or gain that would qualify under the 95% gross income test, (iii) the acquisition or ownership of obligations, (iv) becoming or being the obligor under obligations, and (v) any other foreign currency gain as determined by the Internal Revenue Service.

For purposes of determining whether ProLogis complies with the 75% and 95% gross income tests, gross income does not include income from prohibited transactions. A “prohibited transaction” is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property (described below), unless such property is held by ProLogis for at least two years and other requirements relating to the number of properties sold in a year, their tax bases or fair market values, and the cost of improvements made to the property are satisfied. See “— Taxation of ProLogis — General.”

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a real estate investment trust as a result of the real estate investment trust having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the real estate investment trust and secured by the property, (ii) for which the related loan or lease was made, entered into or acquired by the real estate investment trust at a time when default was not imminent or anticipated and (iii) for which such real estate investment trust makes an election to treat the property as foreclosure property. Real estate investment trusts generally are subject to tax at the maximum corporate tax rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% penalty tax on gains from prohibited transactions described below, even if the property was held primarily for sale to customers in the ordinary course of a trade or business.

Even if ProLogis fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a real estate investment trust for such year if it is entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

(1) following ProLogis’ identification of the failure, it files a schedule with a description of each item of gross income that caused the failure in accordance with regulations prescribed by the Treasury; and

(2) ProLogis’ failure to comply was due to reasonable cause and not due to willful neglect.

If these relief provisions apply, however, ProLogis will nonetheless be subject to a special tax equal to the greater of the amount by which it fails either the 75% or 95% gross income test for that year multiplied by a fraction the numerator of which is the real estate investment trust taxable income for the taxable year (adjusted for certain items) and the denominator of which is the gross income for the taxable year (adjusted for certain items).

Annual distribution requirements

In order to qualify as a real estate investment trust, ProLogis is required to make distributions, other than capital gain dividends, to its shareholders each year in an amount at least equal to the sum of 90% of ProLogis’ real estate investment trust taxable income, computed without regard to the dividends paid deduction and real estate investment trust net capital gain, plus 90% of its net income after tax, if any, from foreclosure property, minus the sum of some items of excess non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before ProLogis timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that ProLogis does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its real estate investment trust taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. A real estate investment trust is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder’s share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his, her or its tax basis in his, her or its ProLogis shares by the difference between the amount of income to the holder resulting from the designation less the shareholder’s credit or refund for the tax paid by ProLogis.

ProLogis intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that ProLogis may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing ProLogis’ real estate investment trust taxable income on the other hand. To avoid any problem with the 90% distribution requirement, ProLogis will closely monitor the relationship between its real estate investment trust taxable income and cash flow and, if necessary, may borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time. Additionally, the Internal Revenue Service has recently issued a revenue procedure in which it provided that certain stock distributions declared by a publicly-traded real estate investment trust with respect to a taxable year ending on or before December 31, 2009 may qualify as dividends for purposes of the distribution requirement so long as shareholders are given the choice of receiving stock or cash distributions, the aggregate amount of cash distributions are not limited to less than 10% of the aggregate distribution, and certain other requirements are met. ProLogis may declare a share distribution in 2009 that would meet the requirements set out in the revenue procedure for treatment as a dividend.

ProLogis generally must make distributions during the taxable year to which they relate. ProLogis may pay dividends in the following year in two circumstances. First, ProLogis may declare and pay dividends in the following year if the dividends are declared before it timely files its tax return for the year and if it pays the dividends before the first regular dividend payment made after such declaration. Second, if ProLogis declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, it will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that ProLogis does not distribute all of its net capital gain or if it distributes at least 90%, but less than 100% of its real estate investment trust taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

If ProLogis fails to meet the 90% distribution requirement as a result of an adjustment to ProLogis’ tax return by the Internal Revenue Service, or if ProLogis determines that it has failed to meet the 90% distribution requirement in a prior taxable year, ProLogis may retroactively cure the failure by paying a “deficiency dividend,” plus applicable penalties and interest, within a specified period.

Tax aspects of ProLogis’ investments in partnerships

A portion of ProLogis’ investments are owned through business entities treated as partnerships for U.S. federal income tax purposes. As previously mentioned, ProLogis will include its proportionate share of (i) each partnership’s income, gains, losses, deductions and credits for purposes of the various real estate investment trust gross income tests and in its computation of its real estate investment trust taxable income and (ii) the assets held by each partnership for purposes of the real estate investment trust asset tests.

ProLogis’ interest in the partnerships involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the partnerships as partnerships, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If a partnership were to be treated as an association, such partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income, in the case of a U.S. corporation or a foreign corporation with U.S. source income or income that is effectively connected with the conduct of a U.S. trade or business. In such a situation, regardless of whether or not the corporation would be treated as U.S. or foreign, the character of ProLogis’ assets and items of gross income would change, which may preclude ProLogis from satisfying the real estate investment trust asset tests and may preclude ProLogis from satisfying the real estate investment trust gross income tests. See “— Failure to qualify” below, for a discussion of the effect of ProLogis’ failure to meet such tests.

Failure to qualify

If ProLogis fails to qualify for taxation as a real estate investment trust in any taxable year and relief provisions do not apply, ProLogis will be subject to tax, including applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which ProLogis fails to qualify as a real estate investment trust will not be deductible by ProLogis, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current or accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, ProLogis also will be disqualified from re-electing taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost.

In the event that ProLogis fails to satisfy one or more requirements for qualification as a real estate investment trust, other than the 75% and the 95% gross income tests and other than the asset tests, each of which is subject to the cure provisions described above, ProLogis will retain its real estate investment trust qualification if (i) the violation is due to reasonable cause and not willful neglect and (ii) ProLogis pays a penalty of $50,000 for each failure to satisfy the provision.

Taxation of ProLogis shareholders

Taxation of U.S. shareholders

As long as ProLogis qualifies as a real estate investment trust, distributions made to ProLogis’ U.S. shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary dividends and will not be eligible for the dividends-received deduction for corporations. Ordinary dividends will be taxable to ProLogis’ domestic shareholders as ordinary income, except that prior to January 1, 2011, such dividends will be taxed at the rate applicable to long-term capital gains to the extent that such dividends are attributable to dividends received by ProLogis from non-real estate investment trust corporations (such as U.S. and certain qualifying foreign taxable REIT subsidiaries) or are attributable to income upon which ProLogis has paid corporate income tax (e.g., to the extent that ProLogis distributes less than 100% of its taxable income). Distributions and undistributed amounts that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed ProLogis’ actual net capital gain for the taxable year, without regard to the period for which the shareholder has held his, her or its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that ProLogis makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to its shareholders, reducing the tax basis of a shareholder’s shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder’s tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by ProLogis in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by ProLogis and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by ProLogis during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of ProLogis. Instead, ProLogis will generally carry over these losses for potential offset against its future taxable income. U.S. federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to ProLogis shareholders.

In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from ProLogis required to be treated by such shareholder as long-term capital gains. In addition, under the so-called “wash sale” rules, all or a portion of any loss that a shareholder realizes upon a taxable disposition of ProLogis common shares may be disallowed if the shareholder purchases other common shares within 30 days before or after the disposition. A non-corporate taxpayer may deduct capital losses not offset by capital gains against ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Gain from the sale or exchange of shares held for more than one year is taxed as long-term capital gain. Net long-term capital gains of non-corporate taxpayers are taxed at a maximum capital gain rate of 15% for sales or exchanges occurring prior to January 1, 2011 (and 20% for sales or exchanges occurring thereafter). Pursuant to Internal Revenue Service guidance, ProLogis may classify portions of its capital gain dividends as gains eligible for the 15% (or 20%) maximum capital gains rate or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.

Shareholders of ProLogis should consult their tax advisors with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

Taxable distributions that ProLogis pays and gain from the disposition of its common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income or gain. In addition, taxable distributions that ProLogis pays and gain from the disposition of its common shares generally will be treated as investment income for purposes of the investment interest limitations. ProLogis will notify shareholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

If a domestic shareholder recognizes a loss upon a subsequent disposition of ProLogis’ common shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the Internal Revenue Service. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of ProLogis’ common shares, or transactions that might be undertaken directly or indirectly by ProLogis. Moreover, you should be aware that ProLogis and other participants in transactions involving ProLogis (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Information and reporting and backup withholding

ProLogis will report to its domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide ProLogis with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder’s income tax liability. In addition, ProLogis may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to ProLogis.

Taxation of tax-exempt shareholders

The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a real estate investment trust to a tax-exempt employees’ pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a “pension-held real estate investment trust,” based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions by ProLogis to a shareholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Internal Revenue Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that ProLogis, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit. Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from ProLogis as unrelated business taxable income.

However, if any pension or other retirement trust that qualifies under Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a “pension-held real estate investment trust” at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such real estate investment trust may constitute unrelated business taxable income. For these purposes, a “pension-held real estate investment trust” is defined as a real estate investment trust if such real estate investment trust would not have qualified as a real estate investment trust but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of shares of the real estate investment trust and at least one qualified pension trust holds more than 25% by value of the interests of such real estate investment trust or one or more qualified pension trusts, each owning more than a 10% interest by value in the real estate investment trust, hold in the aggregate more than 50% by value of the interests in such real estate investment trust. ProLogis believes that it is not a “pension-held real estate investment trust.”

Taxation of foreign shareholders

Distributions of cash generated by ProLogis’ real estate operations, but not by its sale or exchange of such properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty or statutory provision reduces that tax and the foreign shareholder files an Internal Revenue Service Form W-8BEN (or other acceptable substitute or applicable form) with ProLogis or unless the foreign shareholder files an Internal Revenue Service Form W-8ECI with ProLogis claiming that the distribution is “effectively connected” income. Under applicable Treasury regulations, foreign shareholders generally must provide the Internal Revenue Service Form W-8ECI or Form W-8BEN (or other acceptable substitute or applicable form) beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date. However, if such form includes a taxpayer identification number, the form will remain in effect until a change in circumstances makes the information incorrect provided the withholding agent reports on Form 1042 at least one payment annually to the foreign shareholder. If a distribution is treated as effectively connected with a foreign shareholder’s conduct of a U.S. trade or business, the foreign shareholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as domestic shareholders are taxed on distributions, and also may be subject to the 30% branch profits tax (or reduced tax treaty rate, if applicable) in the case of a foreign shareholder that is a corporation.

A foreign shareholder will not incur tax on a distribution in excess of ProLogis’ current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted tax basis of the shareholder’s common shares. Instead, the excess portion of the distribution will reduce the foreign shareholder’s adjusted tax basis for its common shares. A foreign shareholder will be subject to tax on a distribution that exceeds both ProLogis’ current and accumulated earnings and profits and the adjusted tax basis for its common shares, if the foreign shareholder otherwise would be subject to tax on gain from the disposition of its common shares as described herein. Because ProLogis generally cannot determine at the time it makes a distribution whether or not the distribution will exceed its current and accumulated earnings and profits, it generally will withhold tax on the entire amount of any distribution at the same rate at which it would withhold on a dividend. However, a foreign shareholder may obtain a refund of amounts that ProLogis withholds if it is subsequently determined that a distribution was in excess of ProLogis’ current and accumulated earnings and profits.

Distributions of proceeds attributable to the sale or exchange by ProLogis of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, (“FIRPTA”). Under FIRPTA, gains are considered effectively connected with a U.S. trade or business of the foreign shareholder and are taxed at the normal graduated rates applicable to U.S. shareholders. Moreover, gains may be subject to branch profits tax in the hands of a shareholder that is a foreign corporation if it is not entitled to treaty relief or exemption. However, distributions of proceeds attributable to the sale or exchange by ProLogis of U.S. real property interests will not be subject to tax under FIRPTA or the branch profits tax, and will instead be taxed in the same manner as distributions of cash generated by ProLogis’ real estate operations other than the sale or exchange of properties (as described above) if (i) the distribution is made with regard to a class of shares that is regularly traded on an established securities market in the United States and (ii) the recipient shareholder does not own more than 5% of that class of shares at any time during the 1-year period ending on the date the distribution is received. ProLogis is required to withhold 35% (or less to the extent provided in applicable Treasury regulations) of any distribution to a foreign person owning more than 5% of the relevant class of shares (or otherwise has held more than 5% at any time during the 1-year period ending on the date the distribution is received) that could be designated by ProLogis as a capital gain dividend; this amount is creditable against the foreign shareholder’s FIRPTA tax liability.

ProLogis will qualify as a “domestically controlled qualified investment entity” so long as it qualifies as a real estate investment trust and less than 50% in value of its shares is held by foreign persons (e.g., nonresident aliens and foreign corporations). It is currently anticipated that ProLogis will qualify as a domestically controlled qualified investment entity. Under these circumstances, except as described in the next sentence, gain from the sale of the shares of ProLogis by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person’s U.S. trade or business or, in the case of an individual foreign person, such person is present within the U.S. for 183 days or more in such taxable year. Even if ProLogis is a domestically controlled qualified investment entity, upon a foreign shareholder’s disposition of its common shares (subject to the 5% exception applicable to “regularly traded” shares described above), such foreign shareholder may be treated as having taxable gain from the sale or exchange of a U.S. real property interest (within the meaning of FIRPTA) if the foreign shareholder (i) disposes of ProLogis’ common shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a U.S. real property interest (within the meaning of FIRPTA) and (ii) acquires, or enters into a contract or option to acquire, other common shares of ProLogis within 30 days after such ex-dividend date.

In the event that ProLogis does not constitute a domestically controlled qualified investment entity, a foreign shareholder’s sale of its common shares nonetheless will generally not be subject to tax under FIRPTA as a sale of a U.S. real property interest (within the meaning of FIRPTA) provided that (i) ProLogis’ common shares are “regularly traded” (as defined by applicable Treasury regulations) on an established securities market and (ii) the selling foreign shareholder held (taking into account constructive ownership rules) 5% or less of ProLogis’ outstanding common shares at all times during a specified testing period. If gain on a foreign shareholder’s sale of ProLogis’ common shares were subject to taxation under FIRPTA, the foreign shareholder would be subject to the same treatment as a domestic shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, the purchaser of the common shares could be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

The U.S. federal income taxation of foreign shareholders is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors in ProLogis should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in ProLogis.

Tax Rates

Long-term capital gains and “qualified dividends” received by an individual are generally subject to U.S. federal income tax at a maximum rate of 15%. Because ProLogis is not generally subject to U.S. federal income tax on the portion of its real estate investment trust taxable income or capital gains distributed to its shareholders, ProLogis’ dividends generally are not eligible for the 15% maximum tax rate on dividends. As a result, ProLogis’ ordinary real estate investment trust dividends are taxed at the higher tax rates applicable to ordinary income. However, the 15% maximum tax rate for long-term capital gains and qualified dividends generally applies to:

•	a shareholder’s long-term capital gains, if any, recognized on the disposition of ProLogis shares;

•	ProLogis’ distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate);

•	ProLogis’ distributions attributable to dividends received by ProLogis from non-real estate investment trust corporations, such as U.S. and certain qualifying foreign taxable REIT subsidiaries; and

•	ProLogis’ distributions to the extent attributable to income upon which ProLogis has paid corporate income tax (e.g., to the extent that ProLogis distributes less than 100% of its taxable income).

Without future congressional action, the maximum tax rate on long-term capital gains will increase to 20% in 2011, and the maximum rate on qualified dividends will increase to 39.6% in 2011.

Other Tax Considerations

Investments in taxable REIT subsidiaries

Several ProLogis subsidiaries have made timely elections to be treated as taxable REIT subsidiaries of ProLogis. As taxable REIT subsidiaries of ProLogis, these entities will pay U.S. federal and state income taxes at the full applicable corporate rates on their income prior to payment of any dividends to the extent such entities are either U.S. taxable REIT subsidiaries or foreign taxable REIT subsidiaries earning income that is effectively connected with the conduct of a U.S. trade or business. ProLogis’ taxable REIT subsidiaries will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent a taxable REIT subsidiary of ProLogis is required to pay U.S. federal, state or local taxes, the cash available for distribution by such taxable REIT subsidiary to its shareholders, including ProLogis, will be reduced accordingly.

While taxable REIT subsidiaries may be subject to full corporate level taxation on their earnings, they are permitted to engage in certain types of activities that cannot be performed directly by real estate investment trusts without jeopardizing their real estate investment trust status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated real estate investment trust that could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated real estate investment trust. ProLogis will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Section 482 of the Internal Revenue Code to one of its taxable REIT subsidiaries in order to more clearly reflect income of the taxable REIT subsidiary.

Under the taxable REIT subsidiary provision, ProLogis and any taxable entity in which ProLogis owns an interest are allowed to jointly elect to treat such entity as a “taxable REIT subsidiary.” In addition, if any of ProLogis’ taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of an entity treated as a corporation for tax purposes, that subsidiary will also automatically be treated as a taxable REIT subsidiary of ProLogis. As described above, taxable REIT subsidiary elections have been made for certain entities in which ProLogis owns an interest. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which ProLogis owns an interest.

Tax on built-in gain

ProLogis has previously acquired assets from taxable U.S. C-corporations (and in one instance a foreign corporation holding a U.S. real property interest) in carry-over basis transactions, and may acquire additional assets in such manner in the future. As a result of such acquisitions, ProLogis could be liable for specified liabilities that are inherited from such C-corporations. If ProLogis recognizes gain on the disposition of such assets during the 10-year period beginning on the date on which such assets were acquired by ProLogis, then to the extent of such assets’ “built-in gains” (in other words, the excess of the fair market value of such assets at the time of the acquisition by ProLogis over the adjusted basis of such assets, determined at the time of such acquisition), ProLogis will be subject to tax on such gain at the highest corporate rate applicable. The results described above with respect to the recognition of built-in gain assume that the C-corporation whose assets are acquired does not make an election to recognize such built-in gain at the time of such acquisition.

Affiliated real estate investment trust

Palmtree Acquisition Corporation is a corporate subsidiary of ProLogis which intends to qualify as a real estate investment trust for U.S. federal income tax purposes. Palmtree Acquisition Corporation therefore needs to satisfy the real estate investment trust tests discussed in this prospectus. The failure of Palmtree Acquisition Corporation to qualify as a real estate investment trust could cause ProLogis to fail to qualify as a real estate investment trust because ProLogis would then own more than 10% of the securities of an issuer that was not a real estate investment trust, a qualified real estate investment trust subsidiary or a taxable REIT subsidiary. ProLogis believes that Palmtree Acquisition Corporation has been organized and operated in a manner that will permit it to qualify as a real estate investment trust. As a real estate investment trust,

Palmtree Acquisition Corporation will be subject to the built-in gain rules discussed in the section entitled “—Tax on built-in gain” above. Palmtree Acquisition Corporation is the successor of Catellus Development Corporation, which was a C-corporation that elected to be treated as a real estate investment trust for U.S. federal income tax purposes effective January 1, 2004. Therefore, Palmtree Acquisition Corporation could be subject to a U.S. federal corporate level tax at the highest regular corporate rate (currently 35%) on any gain recognized within ten years of Catellus Development Corporation’s conversion to a real estate investment trust from the sale of any assets that Catellus Development Corporation held at the effective time of its election to be a real estate investment trust, but only to the extent of the built-in gain based on the fair market value of those assets as of the effective date of the real estate investment trust election. ProLogis does not currently expect Palmtree Acquisition Corporation to dispose of any assets if such disposition would result in the imposition of a material tax liability unless ProLogis can effect a tax-deferred exchange of the property. However, certain assets are subject to third party purchase options that may require Palmtree Acquisition Corporation to sell such assets, and those assets may carry deferred tax liabilities that would be triggered on such sales.

Possible legislative or other actions affecting tax consequences

Prospective shareholders should recognize that the present U.S. federal income tax treatment of an investment in ProLogis may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in ProLogis.

State and local taxes

ProLogis and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of ProLogis and its shareholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the offered securities of ProLogis.

Foreign taxes

Various ProLogis subsidiaries and entities in which ProLogis and its subsidiaries invest may be subject to taxation in various foreign jurisdictions. Each of the parties will pay any such foreign taxes prior to payment of any dividends. Each entity will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that any of these entities is required to pay foreign taxes, the cash available for distribution to ProLogis shareholders will be reduced accordingly.

You are advised to consult with your own tax advisor regarding the specific tax consequences to you of the ownership and sales of ProLogis debt securities, preferred shares and common shares, including the U.S. federal, state, local, foreign, and other tax consequences of such purchase and ownership and of potential changes in applicable tax laws.

PLAN OF DISTRIBUTION

We may sell the offered securities to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents, which agents may be affiliated with us. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly or through agents and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly or through agents, which agents may be affiliated with us. Any underwriter or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale, such as an “at the market offering,” or at negotiated prices, any of which may represent a discount from the prevailing market price. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of offered securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of offered securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval.

Contracts will not be subject to any conditions except the purchase by an institution of the offered securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the offered securities less the principal amount of the securities covered by contracts. Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

EXPERTS

The consolidated balance sheets of ProLogis as of December 31, 2008 and 2007, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income (loss) and cash flows, for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule and the effectiveness of internal control over financial reporting of ProLogis as of December 31, 2008, and the consolidated balance sheets of ProLogis North American Industrial Fund, LP and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of earnings, partners’ capital and comprehensive loss, and cash flows for the year ended December 31, 2007 and for the period from March 1, 2006 (inception) through December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm on such financial statements, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim financial information of ProLogis for the periods ended June 30, 2009 and 2008, and March 31, 2009 and 2008, incorporated by reference in this prospectus, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in ProLogis’ quarterly reports on Form 10-Q for the quarters ended June 30, 2009 and March 31, 2009, incorporated by reference in this prospectus, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountant is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because their report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

LEGAL MATTERS

The validity of the offered securities will be passed upon for us by Mayer Brown LLP Chicago, Illinois.

$600,000,000

7.375% Notes due 2019

PROSPECTUS SUPPLEMENT
October 27, 2009

Joint Book-Running Managers

BofA Merrill Lynch
Citi
Goldman, Sachs & Co.

Senior Co-Managers

Daiwa Securities America Inc.
RBC Capital Markets
Wells Fargo Securities

Co-Managers

CALYON
Mitsubishi UFJ Securities
Scotia Capital